UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Marina Biotech, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, July 14, 2011 at 10:00 A.M. (Eastern Daylight Time)

TO THE STOCKHOLDERS OF Marina Biotech, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Marina Biotech, Inc. will be held on Thursday, July 14, 2011, at 10:00 A.M., Eastern Daylight Time, at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036 to consider and vote on the following proposals:

1.	To elect five (5) persons to our Board of Directors, each to hold office until the 2012 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed and qualify;

2.	To consider and vote upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To consider and vote upon a proposal to change our capital structure by increasing the number of authorized shares of common stock from 90,000,000 to 180,000,000;

4.	To consider and vote upon a proposal to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split, at a time in the future, and in such ratio between a one-for-two and one-for-ten reverse stock split, to be determined by our Board of Directors, to be in the best interest of Marina Biotech, Inc.;

5.	To consider and vote upon a proposal to amend our 2007 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder from 150,000 to 650,000; and

6.	To consider and vote upon a proposal to amend our 2008 Stock Incentive Plan to increase the number of shares available for issuance thereunder from 2,125,000 to 8,125,000.

The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on May 23, 2011 are entitled to notice of and to vote at the Annual Meeting. The holders of at least a majority of our outstanding shares of common stock present in person or by proxy are required for a quorum. You may vote electronically through the Internet or by telephone. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,

Peter S. Garcia

Secretary and CFO

June     , 2011

Bothell, Washington

OUR BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN OUR ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To be held Thursday, July 14, 2011 at 10:00 A.M. (Eastern Daylight Time)

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of Marina Biotech, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, July 14, 2011, at 10:00 A.M., Eastern Daylight Time, at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036, and at any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy card, are being mailed to stockholders on or about June 7, 2011.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on July 14, 2011: The Proxy Statement and the Annual Report to Shareholders are available at www.marinabio.com. We encourage you to review all of the important information contained in the proxy materials contained herein or accessed via our website before voting.

Solicitation and Voting Procedures

Solicitation. The solicitation of proxies will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of our common stock, par value $0.006 per share. We intend to use the services of Morrow & Co., Inc., 470 West Ave., Stamford, CT 06902, in soliciting proxies and, as a result, we expect to pay approximately $10,000, plus out-of-pocket expenses, for such services. We may conduct further solicitation personally, telephonically, electronically or by facsimile through our officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

Voting. Stockholders of record may authorize the proxies named in the enclosed proxy card to vote their shares of common stock in the following manner:

•	by mail, by marking the enclosed proxy card, signing and dating it, and returning it in the postage-paid enveloped provided;

•

by telephone, by dialing the toll-free telephone number 1-800-690-6903 from within the United States or Canada and following the instructions. Stockholders voting by telephone need not return the proxy card; and

•	through the Internet, by accessing the World Wide Website address www.voteproxy.com. Stockholders voting by the Internet need not return the proxy card.

Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised in the same manner in which it was given, or by delivering to Peter S. Garcia, Secretary, Marina Biotech, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and giving notice of your intention to vote in person.

Voting Procedure. The presence at the Annual Meeting of a majority of our outstanding shares of common stock, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business on May 23, 2011 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock entitled to notice of and to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 56,943,055 shares of common stock outstanding. Under Delaware law, stockholders will not have appraisal or similar rights in connection with any proposal set forth in this Proxy Statement.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR Proposal Nos. 1, 2, 3, 4, 5 and 6. Abstentions and broker non-votes will each be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Abstentions will have no effect on the outcome of the election of directors, but will be counted as a vote AGAINST the ratification of KPMG LLP as our independent registered public accounting firm, AGAINST the proposal to change our capital structure by increasing the number of authorized shares of common stock from 90,000,000 to 180,000,000, AGAINST the proposal to effect a reverse split of our common stock, AGAINST the proposal to amend our 2007 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder from 150,000 to 650,000, and AGAINST the proposal to amend our 2008 Stock Incentive Plan to increase the number of shares available for issuance thereunder from 2,125,000 to 8,125,000.

Broker non-votes will have no effect on the outcome of the election of directors, the ratification of KPMG LLP as our independent registered public accounting firm, the approval of the increase in the number of shares available for issuance under our 2007 Employee Stock Purchase Plan or the approval of the increase in the number of shares available for issuance under our 2008 Stock Incentive Plan, but will be considered as a vote AGAINST the proposed increase in the number of authorized shares of common stock from 90,000,000 to 180,000,000 and AGAINST the proposal to effect a reverse stock split of our common stock.

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Conduct Rule 2260 of the NASDAQ Stock Market (“NASDAQ”) states that member organizations are not permitted to give proxies when instructions have not been received from beneficial owners; provided, however, that a member organization may give proxies when instructions have not been received from beneficial owners if given pursuant to the rules of a national securities exchange to which the member is also responsible. Under Rule 452 of the New York Stock Exchange (the “NYSE”), which governs brokers who are voting with respect to shares held in street name, a broker may have the discretion to vote such shares on routine matters, but not on non-routine matters.

Routine matters include the ratification of independent registered public accounting firms and increases in authorized common stock for general corporate purposes, but do not include the election of directors or amendments to employee benefit plans. Thus, a broker that is a member organization of NASDAQ will not be permitted to vote a properly executed proxy when no instructions have been given, unless such broker is also a member of the NYSE, in which case such broker would have the discretion to vote the proxy for Proposal Nos. 2 and 4 in accordance with Rule 452 of the NYSE, but will not have discretion to cast a vote on Proposal Nos. 1, 3, 5 and 6.

On each matter properly presented for consideration at the Annual Meeting, stockholders will be entitled to one vote for each share of common stock held. Stockholders do not have cumulative voting rights in the election of directors.

Vote Required. For the election of directors (Proposal No. 1), the nominees who receive a plurality of votes from the shares present and entitled to vote at the Annual Meeting will be elected. For the ratification of our independent registered public accounting firm (Proposal No. 2) and for the approval of the proposed amendments to our 2007 Employee Stock Purchase Plan and our 2008 Stock Incentive Plan (Proposal Nos. 5 and 6), the vote of a majority of the shares present and entitled to vote is required. For the approval of the proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock and the proposal to amend our certificate of incorporation to effect a reverse split of our common stock (Proposal Nos. 3 and 4), the affirmative vote of a majority of our outstanding shares of common stock entitled to vote on such proposals is required.

If any other matters are properly presented for consideration at the meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment.

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or our annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Marina Biotech, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, phone: (425) 908-3600, Attention: Peter S. Garcia, Secretary. If you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Amended and Restated Bylaws (the “Bylaws”) provide that the Board of Directors shall consist of not less than five (5) members and not more than eleven (11) members, as fixed by the Board of Directors. Currently, the Board of Directors consists of six (6) members.

At the Annual Meeting, five (5) directors are to be elected by the holders of the common stock to serve until the 2012 annual meeting of our stockholders and until such directors’ respective successors are elected or appointed and qualify or until any such director’s earlier resignation or removal. The Board of Directors, acting upon the recommendation of its Nominating and Corporate Governance Committee, has nominated each of the persons listed below for election to the Board of Directors at the Annual Meeting. Each of the director nominees is currently a member of our Board of Directors. Chiang J. Li, M.D., who has served as a member of our Board of Directors since July 2010, has decided to retire from the Board and has declined to be nominated for reelection.

Name	Age	Position	Director Since
J. Michael French	51	Chief Executive Officer, President and a Director	September 2008
James M. Karis (1)(2)(3)	63	Director	August 2009
Peter D. Parker	60	Director — Co-Chairman	July 2010
Gregory Sessler (1)(2)(3)	58	Director — Co-Chairman	June 2008
Michael D. Taylor, Ph.D. (1)(2)(3)	56	Director	July 2010

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the current Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without the nomination of a substitute, or the size of the Board of Directors may be reduced in accordance with our Bylaws.

Nominees

The following information is submitted concerning the nominees for election as directors based upon information received by us from such persons:

J. Michael French — Mr. French has served as our Chief Executive Officer (“CEO”) since June 23, 2008, as our President since October 1, 2008, and as a member of our Board of Directors since September 11, 2008. Prior to joining us, Mr. French served as President of Rosetta Genomics, Inc. from May 2007 to August 2007. Mr. French also served as Senior Vice President of Corporate Development for Sirna Therapeutics, Inc. (“Sirna”) from July 2005 to January 2007, when Sirna was acquired by Merck and Co., Inc., and he served in various executive positions, including Chief Business Officer, Senior Vice President of Business Development and Vice President of Strategic Alliances, of Entelos, Inc., a pre-IPO biotechnology company, from 2000 to 2005. Mr. French holds a B.S. in aerospace engineering from the U.S. Military Academy at West Point and a M.S. in physiology and biophysics from Georgetown University.

James M. Karis — Mr. Karis has served on our Board of Directors since August 2009, and he currently serves as Chair of the Compensation Committee and the Nominating and Corporate Governance Committee, and as a member of the Audit Committee of the Board of Directors. Mr. Karis is currently an independent consultant and has spent 30 years in the pharmaceutical, healthcare services and medical device industries and brings extensive corporate strategy, operations, M&A and financing experience to our company. Previously, Mr. Karis served as President, Chief Executive Officer and a Director of Entelos from January 2000 until May 2009. Prior to Entelos, he held senior positions in the contract research industry, serving as Chief Operating Officer and President of PAREXEL International Corporation, and earlier, as Chief Operating Officer of Pharmaco International. He was the Vice President of International Operations for Baxter International and a founder of KMR Group, a leading pharmaceutical R&D benchmarking consulting firm. From 2006 until 2009, Mr. Karis served on the Board of BayBio, an advocacy group for Northern California’s life science community. Mr. Karis has a B.S. in management and economics from Purdue University and a Masters in applied economics from The American University.

Peter D. Parker — Mr. Parker has served on our Board of Directors since July 21, 2010, and he currently serves as Co-Chairman of the Board of Directors. Mr. Parker served as the President and CEO of our subsidiary Cequent Pharmaceuticals, Inc. from September 2006 until July 21, 2010, and he has served as a member of the Board of Directors of Cequent Pharmaceuticals since September 2006. Prior to joining Cequent Pharmaceuticals, Mr. Parker was a General Partner at Ampersand Ventures, where he focused on the firm’s Life Sciences activities. He has served as a director of numerous companies including ACLARA BioSciences, Tomah Products, VITEX, Magellan Biosciences, Dynex and Pentose Pharmaceuticals and as Chairman of Alexis, NOVEX, CoPharma, Huntington Laboratories, Protein Ingredient Technologies, Cyclis Pharmaceuticals, Nanodyne, Panacos Pharmaceuticals, AC Tech, Boston Heart Lab and TekCel. Prior to Ampersand, Mr. Parker spent fourteen years at AMAX, Inc., where he was President of Climax Performance Materials Corporation and Corporate Director of Research and Development. Mr. Parker holds B.S. and M.S. degrees from Columbia University.

Gregory Sessler — Mr. Sessler has served on our Board of Directors since June 2008, and he currently serves as Co-Chairman of the Board of Directors, Chair of the Audit Committee and as a member of the Compensation Committee and of the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Sessler has served as the Chief Operating Officer since December 2008, and as the Executive Vice President and Chief Financial Officer (“CFO”) since 2002, of Spiration, Inc., a wholly owned subsidiary of Olympus Corporation of the Americas. He is also currently a director and chairman of the audit committee of VLST, Corp. and Impinj, Inc. Prior to joining Spiration, Mr. Sessler served as Senior Vice President and CFO of Rosetta Inpharmatics, a leader in informational genomics, from March 2000 until its acquisition by Merck & Co., Inc. in July 2001 for $540 million. Mr. Sessler is a member of the AICPA, and he previously served on the board of directors of Corixa Corporation. He also serves on the Executive Committee and is a past chairman of the board of directors of the Washington Biotechnology and Biomedical Association. Mr. Sessler holds a bachelors degree, magna cum laude, from Syracuse University and an M.B.A. from the Stanford Graduate School of Business.

Michael D. Taylor, Ph.D. — Dr. Taylor has served on our Board of Directors since July 21, 2010, and he currently serves as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors. Dr. Taylor has served as a member of the Board of Directors of our subsidiary Cequent Pharmaceuticals, Inc. since May 2008. Dr. Taylor has been in the pharmaceutical industry for more than twenty years with extensive experience in drug discovery and development, licensing and business development, and managing R&D alliances with pharmaceutical and biotech partners. Dr. Taylor has served as President and CEO of Ensemble Therapeutics Corp. in Cambridge, MA since 2007. Prior to joining Ensemble Therapeutics, Dr. Taylor served as Senior Vice President for Pfizer’s Global R&D division where he was responsible for global project and portfolio management. In other positions with Pfizer (and previously Warner-Lambert/Parke-Davis), where Dr. Taylor worked from 1983 until 2007, Dr. Taylor led discovery, and early- and late-stage development projects across multiple therapeutic areas, including Lipitor® and Neurontin.® He has authored or coauthored 65 articles, reviews, and published abstracts and holds six patents. Dr. Taylor earned a Ph.D. in Medicinal Chemistry from the State University of New York at Buffalo and was awarded a National Institute of Health postdoctoral fellowship in natural products synthesis and structure elucidation at the University of Pennsylvania.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” ALL OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the ownership of our common stock as of May 23, 2011 by: (i) each director and nominee for director of our company; (ii) each of our Named Executive Officers (as defined under “Executive Compensation” below); (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of May 23, 2011, through the exercise of any option, warrant, subscription investment unit or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options, warrants and subscription investment units that are exercisable within 60 days of May 23, 2011 are considered to be outstanding. These shares, however, are not considered outstanding as of May 23, 2011 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 56,943,055 shares of common stock outstanding as of May 23, 2011. Unless otherwise indicated, the business address of each person in the table below is c/o Marina Biotech, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021. No shares identified below are subject to a pledge.

Name	Number of Shares		Percent of Shares Outstanding (%)
Officers and Directors:
J. Michael French, Director, President and CEO	363,375	(1)	*
Peter S. Garcia, Secretary and CFO	65,000	(2)	*
Barry Polisky, Ph.D., CSO	95,000	(3)	*
James M. Karis, Director	20,125	(4)	*
Chiang J. Li, M.D., Director	102,927	(5)	*
Peter D. Parker, Director	330,533	(6)	*
Gregory Sessler, Director	40,875	(7)	*
Michael D. Taylor, Ph.D., Director	19,141	(8)	*
All directors and executive officers as a group (8 persons)	1,036,976	(9)	1.79%

5% Shareholders:

A.M. Pappas & Associates, LLC	5,341,961	(10)	9.12%
Capital Ventures International	5,286,775	(11)	8.81%

*	Beneficial ownership of less than 1.0% is omitted.
(1)	Includes vested options to purchase 355,000 shares of common stock. Pursuant to a settlement agreement, all of the securities beneficially owned by Mr. French are held in constructive trust by Mr. French for the benefit of Mr. French and his former spouse.
(2)	Includes vested options to purchase 60,000 shares of common stock.
(3)	Includes vested options to purchase 95,000 shares of common stock.
(4)	Includes vested options to purchase 20,125 shares of common stock.
(5)	Includes vested options to purchase 40,532 shares of common stock.

(6)	Includes vested options to purchase 206,323 shares of common stock.
(7)	Includes vested options to purchase 40,875 shares of common stock.
(8)	Includes vested options to purchase 19,141 shares of common stock.
(9)	Includes vested options to purchase 836,996 shares of common stock.
(10)	The information in the table above is based, in part, on a Schedule 13D filed on August 2, 2010 on behalf of A.M. Pappas Life Science Ventures III, LP (“Pappas Ventures III”), PV III CEO Fund, LP (“CEO III” and together with Pappas Ventures III, the “Pappas Funds”), AMP&A Management III, LLC (“Management III”), and A.M. Pappas & Associates, LLC (“Pappas”). Management III is the general partner of each of the Pappas Funds, and has a management agreement with Pappas whereby Pappas provides management services for the Pappas Funds. Due to its arrangements with the Pappas Funds, Pappas’s investment committee has sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, all shares of common stock owned by the Pappas Funds. By virtue of these relationships, each of Management III and Pappas may be deemed to beneficially own our common stock owned directly by the Pappas Funds. The sole managing member of Pappas is Arthur M. Pappas. The managing members of Management III are Pappas and Mr. Pappas. Management III disclaims beneficial ownership of the shares held by the Pappas Funds, except to the extent of its pecuniary interest therein. The number of shares set forth in the table above includes warrants to purchase up to 1,600,000 shares of our common stock. The address for Pappas is 2520 Meridian Parkway, Suite 400, Durham, North Carolina 27713.
(11)	The information in the table above is based on a Schedule 13G (the “Schedule 13G”) filed on May 27, 2011 on behalf of Capital Ventures International (“Capital Ventures”) and its investment manager, Heights Capital Management, Inc. (“Heights” and, together with Capital Ventures, the “Reporting Persons”). The number of shares reported as beneficially owned in the Schedule 13G consists of: (i) 2,200,000 shares of common stock, (ii) 2,200,000 shares issuable upon exercise of warrants to purchase common stock (the “New Warrant”) and (iii) 886,775 shares issuable upon exercise of another warrant to purchase common stock (the “Existing Warrant”). The New Warrant is not exercisable to the extent that the total number of shares then beneficially owned by a Reporting Person and its affiliates and any other persons whose beneficial ownership of shares would be aggregated with such Reporting Person for purposes of Section 13(d) of the Exchange Act, would exceed 9.99%. The Existing Warrant is not exercisable to the extent that the total number of shares then beneficially owned by a Reporting Person and its affiliates and any other persons whose beneficial ownership of shares would be aggregated with such Reporting Person for purposes of Section 13(d) of the Exchange Act, would exceed 4.99%. Heights, as the investment manager to Capital Ventures, may be deemed to be the beneficial owner of all shares owned by Capital Ventures. Each of the Reporting Persons disclaims any beneficial ownership of any such shares, except for their pecuniary interest therein. The address for Capital Ventures is One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, BWI, and the address for Heights is 101 California Street, Suite 3250, San Francisco, CA 94111.

Biographical Information Concerning Executive Officers

Biographical information concerning J. Michael French, our President and CEO, is set forth above under the caption “Proposal No. 1 — Election of Directors.” Biographical information concerning our remaining executive officers is set forth below.

Peter S. Garcia — Mr. Garcia has served as our Chief Financial Officer since July 2009, and as our Secretary since August 2009. Mr. Garcia served as Chief Financial Officer of both public and private life science and high technology companies for the 13 years prior to joining our company. From 2004 to 2008, Mr. Garcia served as Chief Financial Officer of Nanosys Inc., a privately held nanotechnology company based in Palo Alto, California, where he was responsible for finance, facilities, information technology, and investor and government relations. From 2001 to 2004, Mr. Garcia served as Senior Vice President and Chief Financial Officer of Nuvelo Inc., a publicly held biopharmaceutical company. During his tenure at Nuvelo, Mr. Garcia helped Nuvelo raise over $150 million and acquire development stage products, and led Nuvelo’s merger and acquisition strategy. Mr. Garcia has also served as Chief Financial Officer at Novacept, IntraBiotics, and Dendreon; and held senior financial roles at Amgen. He currently serves on the board of Moraga Biotechnology Corp, a privately held stem cell company. Mr. Garcia, age 50, has an M.B.A. from the Anderson School at the University of California Los Angeles and a B.A. in Economics and Sociology from Stanford University.

Barry Polisky, Ph.D. — Dr. Polisky has served as our Chief Scientific Officer since January 2, 2009. Previously, he served as a consultant to Merck from February 2008 to August 2008, and served as Research Vice President of Merck from January 2007 to January 2008. Dr. Polisky also served as Chief Scientific Officer and Senior Vice President of Sirna from March 2005 to January 2007, when Sirna was acquired by Merck, and served Sirna as Senior Vice President of Research from December 2003 to February 2005 and as Vice President of Research from June 2002 to December 2003. Prior to joining Sirna, Dr. Polisky served as Vice-President of Research at ThermoBiostar, Inc. from 1999 to 2002, where he developed a non-instrumented SNP diagnostic platform. Dr. Polisky, age 65, received his Ph.D. in molecular biology from the University of Colorado and conducted post-doctoral work in the Department of Biochemistry and Biophysics, University of California, San Francisco.

Director’s Qualifications

In selecting a particular candidate to serve on our Board of Directors, we consider the needs of our company based on particular attributes that we believe would be advantageous for our Board members to have and would qualify such candidate to serve on our Board given our business profile and the environment in which we operate. The table below sets forth such attributes and identifies which attributes each director possesses.

Attributes	Mr. French	Mr. Karis	Dr. Li	Mr. Parker	Mr. Sessler	Dr. Taylor
Financial Experience		X		X	X	X
Public Board Experience		X		X	X
Industry Experience	X	X	X	X	X	X
Scientific Experience			X	X		X
Commercial Experience	X	X		X	X
Corporate Governance Experience	X	X	X	X	X	X
Capital Markets Experience	X	X	X	X	X	X
Regulatory Experience			X
Medical Experience			X
Management Experience	X	X	X	X	X	X

Certain Relationships and Related Transactions

J. Michael French. Pursuant to the terms and conditions of Mr. French’s employment agreement, we agreed, for the term of Mr. French’s employment with us, to nominate Mr. French for successive terms as a member of the Board of Directors, and to use all best efforts to cause Mr. French to be elected by our shareholders as a member of the Board of Directors.

Peter D. Parker, Chiang J. Li, M.D., and Michael D. Taylor, Ph.D. On July 21, 2010, in connection with the consummation of our merger with Cequent Pharmaceuticals, Inc., we entered into a Stockholders’ Agreement with certain of the principal stockholders of Cequent Pharmaceuticals pursuant to which we granted to Ampersand 2006 Limited Partnership, A.M. Pappas Life Science Ventures III, LP, PVIII CEO Fund, LP and Novartis BioVentures Ltd. the right to designate a total of three (3) members of our Board of Directors during the period beginning at the effective time of the merger with Cequent Pharmaceuticals and ending immediately prior to our 2011 Annual Meeting of Stockholders. The initial director nominees of such stockholders were Peter D. Parker, Chiang J. Li, M.D. and Michael D. Taylor, Ph.D., each of whom was appointed to serve as a member of our Board of Directors beginning on July 21, 2010.

Family Relationships

There are no familial relationships between any of our officers and directors.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Independence of the Board of Directors

The Board of Directors has adopted NASDAQ’s standards for determining the independence of its members and believes that it interprets these requirements conservatively. In applying these standards, the Board of Directors considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is not material. The Board of Directors has determined that a majority of the current members of the Board of Directors, namely James M. Karis, Chiang J. Li, M.D., Gregory Sessler and Michael D. Taylor, Ph.D., are independent directors within the meaning of such NASDAQ independence standards in terms of independence from management, such members constituting four (4) of the six (6) current directors. The Board of Directors has also determined that a majority of the director nominees, namely James M. Karis, Gregory Sessler and Michael D. Taylor, Ph.D., are independent directors within the meaning of such NASDAQ independence standards in terms of independence from management, such members constituting three (3) of the five (5) director nominees. In making these independence determinations, the Board of Directors did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors or director nominees, as applicable.

Meetings of the Board of Directors

The Board of Directors held 18 meetings during 2010. During 2010, all incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors that were held during the time that they served as members of the Board of Directors. We do not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of stockholders, but we strongly encourage all members of the Board of Directors to attend our annual meetings and expect such attendance except in the event of extraordinary circumstances. All incumbent members of the Board of Directors attended our annual meeting of stockholders on July 21, 2010.

Executive Sessions of the Board of Directors consisting only of independent directors will be held at least twice per year, and periodically as determined by the independent directors. Such Executive Sessions will typically occur immediately following regularly scheduled meetings of the Board of Directors or at any other time and place as the independent directors may determine. The Board of Directors has designated Gregory Sessler, the co-Chairman of our Board of Directors, as generally responsible for organizing, managing and presiding over the Executive Sessions of the Board of Directors and performing such other oversight functions from time to time as the independent directors deem necessary or appropriate, and reporting on outcomes of the Executive Sessions and such other activities to the Board of Directors and CEO as appropriate. Interested parties may submit matters for consideration to the independent directors by utilizing the procedures identified under “Stockholder Communications” in this Proxy Statement. During 2010, the independent directors met in Executive Session two times.

Committees of the Board of Directors

The Board of Directors has established the following three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board of Directors has adopted written charters for each of these committees, which we make available free of charge on or through our Internet website, along with other items related to corporate governance matters, including our Code of Business Conduct and Ethics applicable to all employees, officers and directors. We maintain our Internet website at www.marinabio.com. You can access our committee charters and code of conduct on our website by first clicking “About Marina Biotech” and then “Corporate Governance.”

We intend to disclose on our Internet website any amendments to or waivers from our Code of Business Conduct and Ethics, as well as any amendments to the charters of any of the Audit, Compensation or Nominating and Corporate Governance Committees of the Board of Directors. Any stockholder also may obtain copies of these documents, free of charge, by sending a request in writing to: Marina Biotech, Inc., Investor Relations Department, 3830 Monte Villa Parkway, Bothell, Washington 98021.

The current members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are identified in the following table:

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
J. Michael French
James M. Karis	X		X	*	X	*
Chiang J. Li, M.D.
Peter D. Parker
Gregory Sessler	X	*	X		X
Michael D. Taylor, Ph.D.	X		X		X

*	Committee Chairperson

Audit Committee. The Audit Committee of our Board of Directors, which currently consists of Gregory Sessler, Chairman, James M. Karis and Michael D. Taylor, Ph.D., held nine meetings during 2010. All incumbent directors who served as members of the Audit Committee during 2010 attended at least 75% of the meetings that were held during the periods when they served as members of the Audit Committee in 2010. Among other functions, the Audit Committee authorizes and approves the engagement of the independent registered public accounting firm, reviews the results and scope of the audit and other services provided by the independent registered public accounting firm, reviews our financial statements, reviews and evaluates our internal control functions, approves or establishes pre-approval policies and procedures for all professional audit and permissible non-audit services provided by the independent registered public accounting firm and reviews and approves any proposed related party transactions.

The Board of Directors has determined that each of Gregory Sessler, James M. Karis and Michael D. Taylor, Ph.D. is an independent director within the meaning of the NASDAQ independence standards and Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each of Mr. Sessler and Mr. Karis qualify as an Audit Committee Financial Expert under applicable SEC Rules and satisfies the NASDAQ standards of financial literacy and financial or accounting expertise or experience. Our Audit Committee operates pursuant to a charter, which you can access by visiting our website at www.marinabio.com and by first clicking “About Marina Biotech” and then “Corporate Governance.”

Compensation Committee. The Compensation Committee, which currently consists of James M. Karis, Chairman, Gregory Sessler and Michael D. Taylor, Ph.D., held five meetings during 2010. All incumbent directors who served as members of the Compensation Committee attended at least 75% of the meetings during the periods served as committee members in 2010. The Board of Directors has determined that each member of the Compensation Committee is an independent director within the meaning of the NASDAQ independence standards.

The Compensation Committee’s functions include reviewing and approving the compensation and benefits for our executive officers, administering our equity compensation plans and making recommendations to the Board of Directors regarding these matters. The CEO does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors. In prior years, the Compensation Committee retained Mercer Human Resource Consulting, a human resource and compensation consulting firm, as its independent compensation consultant, to assist it in reviewing and approving the compensation and benefits for certain of our executive officers. The consultant served at the request of the Compensation Committee, and its fees were approved by the Compensation Committee. The consultant provided the Compensation Committee with information regarding the compensation paid by our competitors and other employers who compete with us for executives.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which currently consists of James M. Karis, Chairman, Gregory Sessler and Michael D. Taylor, Ph.D., held four meetings during 2010. All incumbent directors who served as members of the Nominating and Corporate Governance Committee attended at least 75% of the meetings during the periods served as committee members in 2010. The Nominating and Corporate Governance Committee searches for and recommends to the Board of Directors potential nominees for director positions and makes recommendations to the Board of Directors regarding the size, composition and compensation of the Board of Directors and its committees. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an independent director within the meaning of the NASDAQ independence standards.

In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors, whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, will continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates, including members of our Board of Directors and our senior management. The Nominating and Corporate Governance Committee may also engage a search firm to assist in the identification of qualified candidates. The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the existing composition and mix of talent and expertise on the Board of Directors and other factors that it deems relevant. In conducting its review and evaluation, the committee may solicit the views of management and other members of the Board of Directors and may, if deemed helpful, conduct interviews of proposed candidates.

The Nominating and Corporate Governance Committee generally requires that all candidates for the Board of Directors be of the highest personal and professional integrity and have demonstrated exceptional ability and judgment. The Nominating and Corporate Governance Committee will consider whether such candidate will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of our stockholders. In addition, the Nominating and Corporate Governance Committee requires that all candidates have no interests that materially conflict with our interests and those of our stockholders, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing us and have adequate time to devote to service on the Board of Directors. We also require that a majority of our directors be independent, at least three directors have the financial literacy necessary for service on the Audit Committee under applicable NASDAQ rules and at least one director qualifies as an Audit Committee Financial Expert in accordance with applicable SEC rules.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for nominees to fill director positions, provided that the Nominating and Corporate Governance Committee will not entertain stockholder nominations from stockholders who do not meet the eligibility criteria for submission of stockholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act. Stockholders may submit written recommendations for committee appointments or recommendations for nominees to the Board of Directors, together with appropriate biographical information and qualifications of such nominees as required by our Bylaws, to our Corporate Secretary following the same procedures as described in “Stockholder Communications” in this Proxy Statement. In order for the Nominating and Corporate Governance Committee to consider a nominee for directorship submitted by a stockholder, such recommendation must be received by the Corporate Secretary by the time period set forth in our most recent proxy statement for the submission of stockholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act. The Corporate Secretary shall then deliver any such communications to the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate stockholder recommendations for candidates for the Board of Directors using the same criteria as for other candidates, except that the Nominating and Corporate Governance Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in our equity.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman of the Board and Chief Executive Officer positions should be separate or combined, we have determined that it is in the best interests of our company and its stockholders to separate those roles. Mr. Parker and Mr. Sessler have served as co-Chairmen of our Board of Directors since July 21, 2010. During the time that Messrs. Parker and Sessler have served as co-Chairmen, Mr. French has served as CEO. We believe that it is the CEO’s responsibility to run the day-to-day operations of our company, and that it is the responsibility of the co-Chairmen to manage the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have one or more experienced, non-executive Chairmen whose sole job is leading the Board. Also, given the numerous responsibilities of the CEO of a biotechnology company, such as ours, we believe it is beneficial to have a CEO whose sole job is to manage the company. By having Messrs. Parker and Sessler serve as co-Chairmen, and Mr. French serve as CEO, we believe that each of them will be able to focus their entire energy on managing the Board or running our company, as appropriate. Additionally, we believe the separation of offices is beneficial because a non-executive Chairman can provide the CEO with guidance and feedback on his performance, as well as provide a more effective channel for the Board to express its views on management. The Board of Directors continually evaluates our leadership structure and could in the future decide to combine the Chairman and CEO positions if it believes that doing so would serve the best interests of our company.

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing our company and our company’s general risk management strategy, and also ensure that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees the risk management of our company, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Stockholder Communications

All stockholder communications must (i) be addressed to our Corporate Secretary at our address, (ii) be in writing either in print or electronic format, (iii) be signed by the stockholder sending the communication, (iv) indicate whether the communication is intended for the entire Board of Directors, the Nominating and Corporate Governance Committee, or the independent directors, (v) if the communication relates to a stockholder proposal or director nominee, identify the number of shares held by the stockholder, the length of time such shares have been held, and the stockholder’s intention to hold or dispose of such shares, provided that the Board of Directors and the Nominating and Corporate Governance Committee will not entertain shareholder proposals or shareholder nominations from shareholders who do not meet the eligibility and procedural criteria for submission of shareholder proposals under Commission Rule 14a-8 of Regulation 14A under the Exchange Act and (vi) if the communication relates to a director nominee being recommended by the stockholder, must include appropriate biographical information of the candidate as is required by our Bylaws.

Upon receipt of a stockholder communication that is compliant with the requirements identified above, the Corporate Secretary shall promptly deliver such communication to the appropriate member(s) of the Board of Directors or committee member(s) identified by the stockholder as the intended recipient of such communication by forwarding the communication to either the chairman of the Board of Directors with a copy to the CEO, the chairman of the Nominating and Corporate Governance Committee, or to each of the independent directors, as the case may be.

The Corporate Secretary may, in his or her sole discretion and acting in good faith, provide copies of any such stockholder communication to any one or more of our directors and executive officers, except that in processing any stockholder communication addressed to the independent directors, the Corporate Secretary may not copy any member of management in forwarding such communications. In addition, the Corporate Secretary may, in his or her sole discretion and acting in good faith, not forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for consideration by the intended recipient and any such correspondence may be forwarded elsewhere in our company for review and possible response.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2010, has been our independent registered public accounting firm for each completed fiscal year beginning with the year ended December 31, 1996, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2011. In the event that ratification of this appointment of independent registered public accounting firm is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of our independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Your ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 does not preclude the Audit Committee from terminating its engagement of KPMG LLP and retaining a new independent registered public accounting firm, if it determines that such an action would be in our best interest. Total fees billed to us by KPMG LLP for the years ended December 31, 2010 and 2009 were $330,800 and $310,338, respectively, and were comprised of the following:

Audit Fees. The aggregate fees billed for professional services rendered in connection with (i) the audit of our annual financial statements, (ii) the review of the financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, (iii) consents and comfort letters issued in connection with equity offerings and (iv) services provided in connection with statutory and regulatory filings or engagements were $314,800 for the year ended December 31, 2010 and $285,208 for the year ended December 31, 2009.

Audit-Related Fees. We incurred $16,000 in audit-related fees in 2010 for the audit of our 401(k) plan for the year ended December 31, 2009, and $25,130 in audit-related fees in 2009 for the audit of our 401(k) plan for the year ended December 31, 2008.

Tax Fees. We did not incur any fees to KPMG LLP for professional services rendered in connection with tax compliance, tax planning and federal and state tax advice for the years ended December 31, 2010 and December 31, 2009.

All Other Fees. We did not incur any such other fees to KPMG LLP for the years ended December 31, 2010 and December 31, 2009.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm (subject, if applicable, to stockholder ratification). The Audit Committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm is engaged by, and reports directly to, the Audit Committee.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X, provided that all such excepted services are subsequently approved by the Audit Committee prior to the completion of the audit. In the event pre-approval for such auditing services and permitted non-audit services cannot be obtained as a result of inherent time constraints in the matter for which such services are required, the Chairman of the Audit Committee has been granted the authority to pre-approve such services, provided that the estimated cost of such services on each such occasion does not exceed $15,000, and the Chairman of the Audit Committee reports for ratification such pre-approval to the Audit Committee at its next scheduled meeting. The Audit Committee has complied with the procedures set forth above, and has otherwise complied with the provisions of its charter.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote, either in person or by proxy, is required for approval of Proposal No. 2. For purposes of the ratification of our independent registered public accounting firm, abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

CHANGE OUR CAPITAL STRUCTURE BY INCREASING THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK FROM 90,000,000 TO 180,000,000

General

The Board of Directors is proposing to amend our current Certificate of Incorporation, as amended and restated to date (the “Current Certificate”), to increase the number of our authorized shares of common stock from 90,000,000 to 180,000,000, as more fully described below. Under Delaware law, we may only issue shares of our capital stock to the extent such shares have been authorized for issuance under our Current Certificate. Other than the proposed increase in the number of shares of our authorized common stock, the proposed amendment is not intended to modify the rights of existing stockholders in any material respect. The Board of Directors approved the proposed increase in the number of authorized shares of common stock and recommends the approval and adoption of Proposal No. 3 by the stockholders.

If approved, the proposed amendment to the Current Certificate (the “Authorized Capital Amendment”) under this Proposal No. 3 will become effective upon the filing of the Authorized Capital Amendment with the Secretary of State of the State of Delaware. If Proposal No. 3 is not approved, the Authorized Capital Amendment would not be filed. The complete text of the Authorized Capital Amendment is substantially as set forth below:

“Article FOURTH, paragraph (a) of the Amended and Restated Certificate of Incorporation of Marina Biotech, Inc. is hereby deleted and replaced in its entirety to read as follows:

‘(a) The total number of shares of stock which the Corporation shall have authority to issue is 180,000,000 shares of Common Stock, $0.006 par value per share and 100,000 shares of Preferred Stock, $0.01 par value per share.’”

Purpose and Background of the Amendment

On May 20, 2011, we closed on a firm commitment underwritten public offering in which we sold: (1) 22,318,500 units, each consisting of (x) one share of our common stock and (y) one Series A Warrant to purchase one share of our common stock and (2) 22,318,500 Series B Warrants, each to purchase one unit. The Series B Warrants are exercisable at an initial exercise price of $0.31 per unit and are exercisable at any time until July 12, 2011. We have reserved 22,318,500 shares of our common stock for issuance on exercise of the Series B Warrants. The Series A Warrants are exercisable beginning one year and one day from the date of issuance at an initial exercise price of $0.39 per share, but only if our stockholders approve an increase in the number of our authorized shares of common stock, and will expire on the fifth anniversary of the date they first become exercisable.

If all of the Series A Warrants, including the Series A Warrants issuable upon exercise of the Series B Warrants, are exercised in full, we will issue an additional 44,637,000 shares of common stock. As of May 23, 2011, 56,943,055 shares of common stock were issued and outstanding, 3,657,715 unissued shares of common stock were reserved for future issuance under our equity compensation plans, and 29,399,020 unissued shares of common stock which were reserved for issuance upon the exercise of outstanding warrants and subscription investment units, leaving approximately 210 shares of authorized common stock unissued and unreserved. The 210 unissued and unreserved shares of common stock as of May 23, 2011 is insufficient to permit exercise of the Series A Warrants. As a result, the Series A Warrants are exercisable only if our stockholders increase the number of authorized shares of our common stock.

In connection with the May financing, we agreed to hold a stockholders meeting no later than August 15, 2011 to seek stockholder approval to increase in the authorized number of shares of our common stock from 90,000,000 to not less than 150,000,000. We also agreed that, if we do not increase the authorized number of shares of our common stock on or prior to May 20, 2012, we will pay the holders of the Series A Warrants liquidated damages in the aggregate amount of $2,500,000.

Additional Purposes of the Amendment

Our Board of Directors believes it is in our best interests and the best interests of our stockholders to increase our authorized shares of common stock in order to permit the exercise of the Series A Warrants, as well as to avoid paying liquidated damages as described above. The Board of Directors also believes it desirable to increase the authorized number of shares of common stock in order to provide us with adequate flexibility in corporate planning and strategies. The availability of additional shares of common stock for issuance could be used for a number of purposes, including corporate financing, public or private offerings of common stock, future acquisitions, stock dividends, stock splits, strategic relationships with corporate partners, stock options, and other stock-based compensation. The availability of additional shares of common stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock.

Other than in connection with the Series A Warrants, and any potential awards that we may make under our 2007 Employee Stock Purchase Plan and/or our 2008 Stock Incentive Plan following the approval of Proposal Nos. 5 and 6, there are currently no plans, agreements or understandings regarding the issuance of any of the additional shares of common stock that would be available if this proposal is approved. Such additional authorized shares may be issued for such purposes and for such consideration as the Board of Directors may determine without further stockholder approval, unless such action is required by applicable law or the rules of Nasdaq or any stock exchange on which our securities may be listed.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. The additional shares of common stock for which authorization is sought would be part of the existing class of common stock. There will be no change in voting rights, dividend rights, liquidation rights, preemptive rights or any other stockholder rights as a result of the Authorized Capital Amendment. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

The increase in our authorized but unissued shares of common stock that would result from adoption of the Authorized Capital Amendment could have a potential anti-takeover effect with respect to our company, although management is not presenting the proposal for this reason and does not presently anticipate using the increased authorized shares for such a purpose. The potential anti-takeover effect of the Authorized Capital Amendment arises because it would enable us to issue additional shares of common stock up to the total authorized number with the effect that stockholdings and related voting rights of then existing stockholders would be diluted to an extent proportionate to the number of additional shares of common stock issued. In addition, if we were the subject of a hostile takeover attempt, we could try to impede the takeover by issuing shares of common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to our company could discourage unsolicited takeover attempts, thereby limiting the opportunity for our stockholders to realize a higher price for their shares than is generally available in the public markets. This proposal is not being presented with the intent that it be utilized as a type of anti-takeover device with respect to any attempt or contemplated attempt to acquire control of our company.

Relationship Between Proposal Nos. 3, 5 and 6

If the amendment to our 2007 Employee Stock Purchase Plan described in Proposal No. 5 below, and/or the amendment to our 2008 Stock Incentive Plan described in Proposal No. 6 below, is approved at the Annual Meeting, but the proposal to amend our Amended and Restated Certificate of Incorporation as described in this Proposal No. 3 is not approved, our Board of Directors will postpone the implementation of the amendment to our 2007 Employee Stock Purchase Plan and/or our 2008 Stock Incentive Plan until we have a sufficient number of authorized shares available to do so.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote as of the record date, either in person or by proxy, is required for approval of Proposal No. 3. Abstentions and broker non-votes will have the same effect as a negative vote on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT AT THE DISCRETION OF THE BOARD OF DIRECTORS

We are seeking your approval of an amendment to our amended and restated certificate of incorporation to authorize our Board of Directors to effect a reverse stock split of our outstanding common stock in the range of one-for-two to one-for-ten without further approval of our shareholders, upon a determination by our Board of Directors that such a reverse stock split is in the best interests of our company and our shareholders.

Our common stock is presently listed on The NASDAQ Global Market. In February 2011, our stock price began trading below $1.00 per share and remained below that threshold for more than 30 consecutive business days, resulting in a notification on March 25, 2011 from NASDAQ, which oversees The NASDAQ Global Market, that unless we were able to raise our stock price above $1.00 per share for a minimum of 10 consecutive business days prior to September 21, 2011, our common stock may be delisted from The NASDAQ Global Market. Our stock price is currently trading below $1.00, and we may need to effect a reverse stock split to regain compliance with NASDAQ’s $1.00 minimum bid price requirement within the time period allowed by NASDAQ.

We believe that a reverse stock split may help facilitate our continued compliance with the NASDAQ minimum bid price rule by increasing the bid price of our common stock, although we cannot assure you that this will be the case or that any such price increase can be sustained. If we do not maintain compliance and our common stock is delisted from The NASDAQ Global Market, trading in our common stock would have to be conducted on a regional stock exchange, if available, or in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Any of these would likely significantly decrease the liquidity of our common stock.

Additionally, our investment bankers have advised us that it may be in our best interests to increase the per-share price of our common stock through a reverse stock split in order to enhance the desirability and marketability of our common stock to the financial community and to attract different investors in future financings and in regular market trading. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. We believe that if the reverse stock split has the effect of increasing the trading price of our common stock, the investment community may find our common stock to be more attractive, which could promote greater liquidity for our existing shareholders.

As a result, the Board of Directors has determined that it may be in our best interest to effect a reverse stock split in the near future in an effort to increase the per-share price of our common stock. As such, we are asking our shareholders to approve an amendment to our amended and restated certificate of incorporation authorizing a reverse stock split in the range of one-for-two to one-for-ten and granting the Board of Directors the discretion to effect the reverse stock split within this range at any time, and at such ratio that it determines appropriate. Further discussion of the reasons for, and possible consequences of, the reverse stock split can be found below in the subsections titled “Reasons for the Reverse Stock Split” and “Possible Effects of the Reverse Stock Split.”

If this proposal is approved, the Board of Directors will have the authority, but not the obligation, in its sole discretion and without any further action on the part of the shareholders, to effect, at any time it believes to be most advantageous to us and to our shareholders, a reverse stock split in the range of one-for-two to one-for-ten.

This proposal would give the Board the authority to implement one, but not more than one, reverse stock split. A reverse stock split would be effected by the filing of an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. The Board of Directors will have the ability to decline to file the amendment to our amended and restated certificate of incorporation without further shareholder action if it subsequently determines that a reverse stock split is no longer in our best interest.

If the reverse stock split is effected by the Board of Directors, the number of shares of common stock owned by each shareholder will be reduced by the same proportion as the reduction in the total number of shares of common stock outstanding, so that the percentage of the outstanding common stock owned by each shareholder after the reverse stock split will remain approximately the same as the percentage owned before the reverse stock split. The proportions may not be exactly the same due to the treatment of fractional shares that may result from the reverse stock split. The proposed reverse stock split will reduce the number of shares of outstanding common stock; however, it will not have the effect of reducing the number of shares of authorized common stock. Therefore, (i) assuming we effected a one-for-two reverse stock split on the Record Date for this Annual Meeting, following such reverse split we would continue to have 90 million shares of authorized common stock but there would only be approximately 28,459,028 shares of common stock issued and outstanding, and (ii) assuming we effected a one-for-ten reverse stock split on the Record Date for this Annual Meeting, following such reverse split we would continue to have 90 million shares of authorized common stock but there would only be approximately 5,694,306 shares of common stock issued and outstanding. As a result of these factors, the reverse stock split would in effect create “headroom” in the form of more available authorized but unissued shares of common stock. Assuming passage of this Proposal No. 4, we do not have any plan, commitment, arrangement, understanding or agreement, written or oral, to utilize such additional “headroom” to issue common stock, other than the issuance of common stock upon the exercise of outstanding options, warrants and subscription investment units, and the granting of awards under our equity incentive plans.

Any reverse stock split that we implement following approval of this Proposal No. 4 will not affect any shareholder’s individual proportionate voting power, except to a minor extent due to the handling of fractional shares.

We have granted equity awards to our employees as authorized by our 2000 Non-Qualified Stock Option Plan, our 2002 Stock Option Plan, our 2004 Stock Incentive Plan and our 2008 Stock Incentive Plan, and have assumed the equity awards granted under the Cequent Pharmaceuticals, Inc. 2006 Stock Incentive Plan (collectively, the “Plans”). In addition, our 2007 Employee Stock Purchase Plan (the “ESPP”) allows eligible employees to purchase our common stock at a discount. We will continue to grant awards to our employees as authorized by the Plans and will continue to allow employees to purchase our common stock under the ESPP. The terms of each of the Plans and the ESPP provide for appropriate adjustment in the number and class of shares reserved for granting of awards and in the number, class and prices of shares covered by the awards granted pursuant to the Plans but not yet exercised. If the reverse split is implemented, the Board of Directors or the applicable Plan or ESPP administrator will take the above-mentioned appropriate action(s). We will also make appropriate adjustments to any outstanding stock options granted outside of the Plans to reflect the reverse stock split, including adjustments to the options granted to Mr. French as an employment inducement grant in June 2008.

As our common stock is registered under the Exchange Act, we are subject to the reporting and other requirements of the Exchange Act. The reverse split, if implemented, will not affect the registration of our common stock under the Exchange Act or our reporting or other requirements thereunder. As of the date of this proxy statement, our common stock is traded on The NASDAQ Global Market under the symbol “MRNA” subject to our continued satisfaction of The NASDAQ Global Market listing requirements. If the reverse stock split is implemented, our common stock will continue to be reported under the symbol “MRNA” (although, in accordance with NASDAQ rules, the letter “D” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the reverse stock split to indicate that the reverse stock split has occurred). While the primary reason for the proposed reverse stock split is to meet the continued listing requirements of The NASDAQ Global Market, there can be no assurance that our common stock will continue to be listed on The NASDAQ Global Market or that we will be able to conform to all applicable listing requirements. Further, as the reverse stock split is also being considered for strategic purposes relating to potential financings, the reverse stock split may, if effected by the Board, occur whether or not our common stock continues to be listed on The NASDAQ Global Market.

Reasons for the Reverse Stock Split

Complying with the continued listing requirements for our common stock on The NASDAQ Global Market is the primary reason for the reverse stock split. Based upon the current market price of our common stock, we do not satisfy the $1.00 minimum bid price requirement necessary for such a listing. We have until September 21, 2011 to meet this requirement. We may need to effect a reverse stock split to regain compliance with NASDAQ’s $1.00 minimum bid price requirement in order to maintain such listing.

In addition, our investment bankers have advised us that it may be advantageous to increase the per-share price of our stock through a reverse stock split to appeal to a broader range of investors in potential future financing transactions. A reverse stock split would result in a recapitalization intended to increase the per share value of our common stock. However, even if we effect the reverse stock split, there can be no assurance of either an immediate or a sustainable increase in the per share trading price of our common stock.

Our Board of Directors believes that a reverse stock split would also be beneficial for the following reasons:

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It could heighten the interest of the financial community in us and potentially broaden the pool of investors that may consider investing in us by increasing the trading price of our common stock and decreasing the number of outstanding shares of our common stock;

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It could help to attract institutional investors who have internal policies that either prohibit them from purchasing stocks below a certain minimum price or tend to discourage individual brokers from recommending such stocks to their customers; and

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It may also encourage investors who had previously been dissuaded from purchasing our common stock because commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks.

Text of the Proposed Amendment

If the Board determines to effect the reverse stock split following the approval of the proposal by the shareholders, we propose to amend our amended and restated certificate of incorporation by adding a second paragraph to Article FOURTH, paragraph (a), substantially as follows:

“Effective at        EDT on            (the “Effective Time”), every        (        ) shares of the Common Stock of the Corporation issued and outstanding will be exchanged and combined, automatically, without further action, into one (1) share of the Common Stock of the Corporation. At the Effective Time, there shall be no change in the number of authorized shares of Common Stock, including the number authorized for each class of shares, which the Corporation shall have the authority to issue. Any fraction of a share of Common Stock that would otherwise have resulted from the foregoing combination shall be converted into the right to receive a cash payment from the Corporation for such fractional shares. The cash payment from the Corporation will be determined by multiplying (x) the fractional amount of the share of Common Stock by (y) $        .”

Possible Effects of the Reverse Stock Split

Once the reverse stock split is implemented, our common shareholders will own a fewer number of shares than they currently own. Although the Board expects that the reduction in outstanding shares of common stock will result in an increase in the per share price of our common stock, there is no assurance that such a result will occur. Similarly there is no assurance that the reverse stock split will result in a permanent increase in the per share price, which can be dependent on several factors.

Should the per share price of our common stock decline upon implementation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse split.

The anticipated resulting increase in per-share price of our common stock is expected to encourage interest in our common stock and possibly promote greater liquidity for our shareholders. However, such liquidity could also be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

The reverse stock split could be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. It is often the case that the reverse-split adjusted stock price and market capitalization of companies that effect a reverse stock split decline.

The primary purpose for the proposed reverse stock split is to comply with the continued listing standards for The NASDAQ Global Market. However, there can be no assurance that the reverse stock split alone will guarantee our continued listing on The NASDAQ Global Market. If we are unable to continue to list our common stock on The NASDAQ Global Market, our liquidity may be negatively affected.

The number of shares held by each individual shareholder will be reduced if the reverse stock split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their shares.

Procedures for Effecting the Reverse Stock Split and Filing an Amendment to Our Amended and Restated Certificate of Incorporation

If the shareholders approve the reverse stock split and the Board of Directors subsequently determines that it is in our best interests to effect a reverse stock split, the amendment to our amended and restated certificate of incorporation will become effective upon the filing of an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. The actual timing of any such filing will be made by the Board at such time as the Board believes to be most advantageous to us and to our shareholders.

Payment for Fractional Shares

No fractional shares of common stock would be issued as a result of the reverse stock split, if any. Instead, each shareholder otherwise entitled to a fractional share would be entitled, upon surrender of the applicable stock certificate(s), to receive a cash payment (without interest) in lieu of such fractional share.

Exchange of Pre-Reverse Stock Split Shares with Post-Reverse Stock Split Shares

If we implement a reverse stock split, our transfer agent will act as our exchange agent to act for holders of common stock in implementing the exchange of their pre-reverse stock split shares for post-reverse stock split shares.

Registered Book Entry Shareholder. Holders of common stock holding all of their shares electronically in book-entry form with our transfer agent do not need to take any action (the exchange will be automatic) to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest (as described above under “Payment for Fractional Shares”), if applicable.

Registered Certificated Shareholder. Some of our shareholders hold their shares in certificate form or a combination of certificate and book-entry entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your pre-reverse stock split certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the Direct Registration System (“DRS”), and if you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Payment for Fractional Shares.” No new shares in book-entry form will be issued and no payment in lieu of any fractional share interest will be made to you until you surrender your outstanding pre-reverse stock split certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your DRS statement, you may request a stock certificate representing your ownership interest.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Accounting Adjustments

We anticipate that adjustments to our financial statements to reflect the reverse stock split, if any, will be minimal. Our stockholders’ equity, in the aggregate, will remain unchanged. Our historical earnings per share data would also be restated to reflect the reverse stock split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary of the federal income tax consequences of a reverse stock split, if any, is for general information only, and it is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. The summary does not address shareholders subject to special rules, such as persons who acquired shares of our common stock in compensatory transactions, certain financial institutions, tax-exempt entities, regulated investment companies, insurance companies, partnerships or other pass-through entities, persons who are not U.S. citizens or taxed as U.S. resident aliens, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting, individual retirement accounts or tax-deferred accounts, dealers in securities or currencies, persons holding shares in connection with a hedging transaction, “straddle,” conversion transaction or a synthetic security or other integrated transaction, and shareholders whose “functional currency” is not the U.S. dollar. The following summary also assumes that shares of our common stock both before and after the reverse stock split are held as a “capital asset” as defined by the Internal Revenue Code of 1986, as amended (the “Code”), which is generally property held for investment. This summary is based on current law, including the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of May 23, 2011. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in U.S. federal income tax consequences to a stockholder that are materially different from those described below. This summary does not address tax considerations under state, local, foreign and other laws.

Federal Income Tax Consequences to the Company. No gain or loss will be recognized by us as a result of a reverse stock split.

Federal Income Tax Consequences to the Shareholders. The reverse stock split is intended to constitute a reorganization within the meaning of section 368 of the Code. Provided the reverse stock split does qualify as a reorganization, a shareholder generally will not recognize gain or loss for U.S. federal income tax purposes on the reverse stock split (except with respect to any cash received in lieu of a fractional share as described below). The aggregate adjusted basis of the post-reverse stock split shares will be the same as the aggregate adjusted basis of the pre-reverse stock split shares exchanged therefore (excluding any portion of the shareholder’s basis allocated to fractional share interests), and the holding period(s) of the post-reverse stock split shares received will include the shareholder’s respective holding period(s) for the pre-reverse stock split shares exchanged.

Because the cash payment for fractional share interests represents a mere mechanical rounding off incident to the reverse stock split, a shareholder who receives cash for fractional shares should generally recognize gain or loss, as the case may be, for U.S. federal income tax purposes measured by the difference between the amount of cash received and the tax basis of such shareholder’s pre-reverse stock split shares corresponding to the fractional share interest. Such gain or loss will be capital gain or loss, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder’s holding period exceeds 12 months. The deductibility of capital losses may be subject to certain limitations.

Backup Withholding. A non-corporate shareholder may be subject to backup withholding at a 28% rate on cash payments received pursuant to the reverse stock split unless such shareholder provides a correct taxpayer identification number to his or her broker or to us and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional U.S. federal income tax. Rather, any amount withheld under these rules will be creditable against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF A REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND/OR FOREIGN INCOME TAX AND OTHER LAWS.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the votes entitled to be cast by holders of our common stock, either in person or by proxy, is required for approval of Proposal No. 4. For purposes of approval of Proposal No. 4, abstentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5

APPROVAL OF AN AMENDMENT TO OUR 2007 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER FROM 150,000 TO 650,000

We seek to retain the services of current employees, to promote employee morale and to encourage employee ownership of our common stock, and to secure and retain the services of new employees. In order to maximize our success, we look to provide incentives to certain employees through the means of various stock ownership plans, including the Marina Biotech, Inc. 2007 Employee Stock Purchase Plan (the “ESPP”). The ESPP permits employees to purchase shares at a discount through payroll deductions.

As of May 23, 2011, there were an aggregate of 37,850 shares available for sale under the ESPP. As a result, on May 20, 2011, the Compensation Committee of the Board of Directors unanimously recommended, and on May 24, 2011 the Board of Directors unanimously adopted, subject to stockholder approval at the Annual Meeting, an amendment to the ESPP to increase the number of shares of common stock available thereunder from 150,000 shares to 650,000 shares. Assuming approval of this Proposal No. 5, the number of shares of common stock available under the ESPP would represent approximately 1.1% of the shares of common stock outstanding on the Record Date, and approximately 0.8% of the shares of common stock outstanding assuming exercise in full of the 22,318,500 Series B Warrants that we issued on May 20, 2011.

The following is a brief description of the ESPP. The full text of the ESPP is attached as Annex A to the Proxy Statement for our 2007 Annual Meeting of Stockholders held on June 13, 2007, and the following description is qualified in its entirety by reference thereto. We urge you to read the ESPP document carefully for a complete statement of the provisions summarized herein.

Stock Subject to the Plan

The stock subject to purchase under the ESPP may be unissued shares of common stock or shares of common stock that have been bought on the open market at prevailing market prices or otherwise. Following the approval of this amendment, the number of shares of common stock that may be sold under the ESPP shall not exceed, in the aggregate, 650,000 shares. If any option to purchase shares of common stock granted pursuant to the ESPP shall for any reason terminate without having been exercised, the shares not purchased under such option shall again become available for issuance under the ESPP.

Eligibility

Employees of our company who meet the eligibility requirements under the ESPP may participate in the ESPP. Because participation in the ESPP is subject to the discretion of both the Compensation Committee and the participants in the ESPP, we cannot determine the dollar value or number of shares of common stock that will in the future be acquired by any participant or groups of participants, including our directors, executive officers and other employees. As of May 23, 2011 there were approximately 44 employees eligible to participate in the ESPP, including three executive officers. During the 2010 fiscal year, an aggregate of 43,512 shares of common stock were purchased under the ESPP, none of which were purchased by our named executive officers. However, Mr. French and Mr. Garcia each purchased 5,000 shares of common stock under the ESPP on March 31, 2011.

An employee is eligible to participate in the ESPP if the employee is employed by us for more than five months in any calendar year for more than 20 hours per week and has continuously worked for us for a length of time to be set by the Board of Directors, but not to exceed a period of greater than two years, except that no employee may participate: (i) if immediately upon participation in the offering the employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock, or (ii) if the rights granted to the employee under the ESPP together with rights granted to the employee under all of our other employee stock purchase plans create rights to purchase our stock at a rate which exceeds $25,000 per year of the fair market value of the stock as determined at the time such rights are granted, for each calendar year in which such rights are outstanding at any time.

Offerings Under the Plan

Our Board of Directors may grant or provide for the grant of purchase rights to purchase shares of our common stock under the ESPP to eligible employees on such offering date or dates as selected by the Board. The terms of each offering shall be set by our Board of Directors, but all employees granted purchase rights under the ESPP shall have the same rights and privileges. The provisions of separate offerings need not be identical, but all offerings shall include the period during which the offering shall be effective, which period shall not exceed 27 months beginning with the offering date, and the provisions set forth in the ESPP with respect to eligibility, purchase rights, purchase price, participation, withdrawal, termination and exercise. An eligible employee may become a participant in the ESPP pursuant to an offering by delivering to us a participation agreement within the time specified in the offering. Each participant shall authorize payroll deductions to be held in an account to purchase shares of our common stock on the purchase date.

On each offering date, each eligible employee shall be granted a purchase right to purchase up to the number of shares of common stock as designated by our Board of Directors, not to exceed 15% of such employee’s earnings during the period as stated in the offering. Our Board of Directors shall specify a maximum number of shares of common stock that may be (i) purchased by any participant during the offering and (ii) purchased in aggregate by all participants during the offering. The purchase price of the shares of common stock acquired pursuant to purchase rights granted under the ESPP shall be not less than the lesser of (i) an amount equal to 85% of the fair market value of the shares of common stock on the offering date or (ii) an amount equal to 85% of the fair market value of the shares of common stock on the applicable purchase date.

Termination of Enrollment

A participant in the offering may terminate his or her payroll deductions under the ESPP and withdraw from the offering by delivering to us a notice of withdrawal at any time except as provided in the offering. Upon withdrawal from the offering, we shall distribute to such participant all of his or her accumulated payroll deductions. Purchase rights granted pursuant to any offering under the ESPP shall terminate immediately upon a participant ceasing to be an employee or other lack of eligibility. We will distribute to such terminated or otherwise ineligible employee all of his or her accumulated payroll deductions. A participant may file a written designation of a beneficiary who is to receive shares of common stock and/or cash from the participant’s account under the ESPP in the event of such participant’s death.

Plan Administration

The ESPP is administered by our Board of Directors or such committee or employee(s) as the Board of Directors may delegate. Our Board of Directors, or such committee or employee(s) as the Board of Directors may delegate, is vested with full power to determine all questions that may arise under, construe the terms of, adopt rules of procedure and enforce the provisions of the ESPP; provided, however, if our Board of Directors delegates administration to a committee or employee(s) the Board of Directors may remove such administration duties from the committee or employee(s) at any time.

Amendment and Termination

Our Board of Directors may amend the ESPP from time to time. Except as provided in the ESPP, no amendment shall be effective until we have obtained the approval of our stockholders if Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable laws or regulations require such approval. The rights and obligations under any purchase rights granted before amendment of the ESPP shall not be impaired by any amendment of the Plan except (i) with the consent of the person to whom such purchase rights were granted or (ii) as necessary to comply with any laws, governmental regulations or requirements of Section 423 of the Code.

Our Board of Directors in its discretion may suspend or terminate the ESPP at any time. Unless sooner terminated, the ESPP shall terminate at the time that all of the shares of common stock reserved for issuance under the ESPP have been issued. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated. Any benefits, privileges, entitlements and obligations under any purchase rights granted under the ESPP while the ESPP is in effect shall not be impaired by suspension or termination of the ESPP except (i) as expressly provided in the ESPP or with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, regulations, or listing requirements, or (iii) as necessary to ensure that the ESPP and/or purchase rights granted under the ESPP comply with the requirements of Section 423 of the Code.

Federal Income Tax Consequences

Generally, no federal income tax consequences will arise at the time an employee purchases common stock under the ESPP. If an employee disposes of common stock purchased under the ESPP less than one year after the common stock is purchased or within two years of the Grant Date, the employee will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in the amount of the difference between the fair market value of the common stock at the time of purchase and the amount paid by the employee for the common stock. The amount of such ordinary income recognized by the employee will be added to the employee’s basis in the common stock for purposes of determining capital gain or loss upon the disposition of the common stock by the employee. If an employee holds the shares of common stock purchased under the ESPP for at least one year after the common stock is purchased and at least two years after the Grant Date before disposing of such shares, then the employee will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in an amount equal to the lesser of (a) the excess of the fair market value of the common stock on the date of disposition over the purchase price paid by the employee, or (b) the excess of the fair market value of the common stock on the offering date over the purchase price paid by the employee. The amount of such ordinary income recognized by the employee will be added to the employee’s basis in the common stock for purposes of determining capital gain or loss upon the disposition of the common stock by the employee. If an employee dies before disposing of the common stock purchased under the ESPP, he or she will be deemed to have received compensation taxable as ordinary income in the taxable year closing with the employee’s death in an amount equal to the lesser of clauses (a) or (b) as set forth in the first sentence of this paragraph. The employee will not realize any capital gain or loss at death.

We generally will not be entitled to a deduction with respect to the common stock purchased by an employee under the ESPP, unless the employee disposes of the common stock less than one year after the common stock is transferred to the employee or less than two years after the Grant Date.

Accounting Treatment Under Generally Accepted Accounting Principles

The ESPP is classified under FASB ASC Topic 718 (formerly SFAS 123(R)) as a “compensatory” plan because participants have the right to purchase common stock at less than 95% of the fair market value on the Grant Date and because the plan allows for a “look-back” to allow participants to purchase stock based upon the fair market value on the Grant Date as opposed to the Purchase Date. Under FASB ASC Topic 718, we must record a charge to earnings equal to the fair value of the right to purchase common stock under the ESPP determined as of the Grant Date.

Relationship Between Proposal No. 5 and Proposal No. 3

If the amendment to the ESPP described in this Proposal No. 5 is approved at the Annual Meeting, but the proposal to amend our Amended and Restated Certificate of Incorporation as described in Proposal No. 3 in this proxy statement is not approved, our Board of Directors will delay implementing the amendment to the ESPP until we have a sufficient number of authorized shares available to do so.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the shares present at the Annual Meeting, either in person or by proxy, and entitled to vote, is required for approval of this Proposal No. 5. For purposes of Proposal No. 5, abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6

APPROVAL OF AN AMENDMENT TO OUR 2008 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE THEREUNDER FROM 2,125,000 TO 8,125,000

On May 20, 2011, the Compensation Committee of the Board of Directors unanimously recommended, and on May 24, 2011 the Board of Directors unanimously adopted, subject to stockholder approval at the Annual Meeting, an amendment to the Marina Biotech, Inc. 2008 Stock Incentive Plan (the “2008 Plan”) to increase the number of shares of common stock authorized for issuance thereunder from 2,125,000 shares to 8,125,000 shares. As part of this process, the Compensation Committee and the Board of Directors reviewed the number of shares available under our 2002 Stock Option Plan, our 2004 Stock Incentive Plan and the 2008 Plan (collectively, the “Plans”), and determined that the 1,032,691 shares available for grant under the Plans represented an insufficient number of shares to enable us to provide sufficient future grants of stock options or other stock awards. As a result, we believe that the amendment is necessary and in the best interests of our company and its long-term strategic growth to permit us to continue to attract, retain and motivate officers, employees, non-employee directors and consultants.

Assuming approval of this Proposal No. 6, the number of shares of common stock available under the 2008 Plan would represent approximately 14.3% of the shares of common stock outstanding on the Record Date, and approximately 10.3% of the shares of common stock outstanding assuming exercise in full of the 22,318,500 Series B Warrants that we issued on May 20, 2011. In addition, the total overhang from all of our equity compensation plans (excluding the ESPP) assuming approval of this Proposal No. 6 would represent approximately 16.9% of the shares of common stock outstanding on the Record Date, and approximately 12.1% of the shares of common stock outstanding assuming exercise in full of the Series B Warrants.

The purpose of the 2008 Plan is to attract and retain the best available employees and directors for our company and to encourage the highest level of performance by such persons, thereby enhancing the value of our company for the benefit of our stockholders. The 2008 Plan is also intended to motivate such persons to contribute to our future growth and profitability, to reward the performance of these individuals and increase the proprietary and vested interest of all such persons in our growth and performance in a manner that provides them with a means to increase their holdings of common stock and aligns their interests with the interests of our stockholders.

Potentially all of our employees, officers and directors are eligible to participate in the 2008 Plan. Because participation in, and the types of awards that may be made under, the 2008 Plan are subject to the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant or groups of participants, including our directors, executive officers and other employees. As of May 20, 2011, there were three executive officers, approximately 44 employees and five non-employee directors of our company who were eligible to participate in the 2008 Plan. During the 2010 fiscal year, we granted options to purchase up to an aggregate of 102,200 shares of common stock to our Named Executive Officers as a group, of which 79,700 were granted to Mr. French and 22,500 were granted to Mr. Garcia. During the 2010 fiscal year we also granted options to purchase up to an aggregate of 53,938 shares to our non-employee directors as a group, and options to purchase up to 62,475 shares to all of our employees, including all current officers who are not executive officers, as a group. As of May 25, 2011, the closing price of our common stock on the NASDAQ Global Market was $0.29 per share.

The 2008 Plan provides for the granting of stock options, restricted stock awards, stock appreciation rights, and performance-share awards to our employees and our non-employee directors. The 2008 Plan does not permit the repricing of options or the granting of discounted options, and does not contain an evergreen provision (which would automatically increase the number of shares available under the 2008 Plan). Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, with respect to options and other awards by qualifying payments under the 2008 Plan as performance-based compensation.

The following is a brief description of the 2008 Plan. The full text of the 2008 Plan is attached as Annex A to the Proxy Statement for our 2008 Annual Meeting of Stockholders held on June 10, 2008, and the following description is qualified in its entirety by reference thereto. We urge you to read the 2008 Plan document carefully for a complete statement of the provisions summarized herein.

It is the judgment of the Board of Directors that approval of the amendment to the 2008 Plan to increase the number of shares available for issuance thereunder from 2,125,000 shares to 8,125,000 shares is in the best interests of our company and our stockholders.

Administration and Duration

The administration of the 2008 Plan is the responsibility of the Compensation Committee. It is anticipated that each member of the Compensation Committee will be a “non-employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Code. Currently, the Compensation Committee is comprised of three independent Directors. Nevertheless, if the Compensation Committee is not so composed it will not invalidate any award. The Board of Directors also may act in place of the Compensation Committee. The Compensation Committee will have the authority to interpret the 2008 Plan, to establish and revise rules and regulations relating to the 2008 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2008 Plan.

Limit on Awards under the 2008 Plan

Following approval of this Proposal No. 6, the maximum number of shares of common stock as to which stock options and other stock awards may be granted under the 2008 Plan will be 8,125,000 shares. No individual may be granted stock options, stock appreciation rights or other stock-based awards with respect to more than 2,031,250 shares in any calendar year. The shares to be delivered under the 2008 Plan will be made available from authorized but unissued shares of common stock, from treasury shares, or from shares purchased in the open market or otherwise. Shares that are subject to awards under the 2008 Plan but are not actually issued (for example because the award lapsed or was cancelled) and shares of unvested restricted stock that are forfeited, will be available for further awards and options.

Eligibility for Awards

All employees of our company and its non-employee directors will be eligible to participate in the 2008 Plan. From time to time, the Compensation Committee will determine who will be granted awards and the number of shares subject to such awards. The Compensation Committee may delegate to one or more officers the authority to designate the employees eligible to receive awards (other than the key officers) and the size of each such award. Each individual who receives an award under the 2008 Plan is referred to as a “Recipient.”

Stock Options

Options granted under the 2008 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The exercise price of any stock option may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, with the consent of the Compensation Committee, in common stock.

The Compensation Committee determines the terms of each stock option grant at the time of grant. Unless the option agreement granting an option specifies otherwise, options to employees: (i) will be exercisable as to one-third of the shares on the first anniversary of the option grant; (ii) the remaining shares will vest quarterly over the two-year period following the first anniversary of the option grant; and (iii) will remain exercisable until the tenth anniversary of the date of the grant. Options granted to non-employee directors will be fully exercisable on the first anniversary of grant, except that an option granted in conjunction with the annual stockholders meeting will be exercisable at the earlier of the first anniversary of grant and the next annual stockholders meeting (which may be slightly earlier than the first anniversary). No option may be exercised before the first anniversary of the date of grant (or the next stockholders meeting in the case of non-employee directors) or after the tenth anniversary of the date of grant.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the Recipient to receive — in cash or shares of stock, at the Compensation Committee’s discretion — the excess of the fair market value of a share of stock on the date of exercise over the fair market value on the date of grant. A SAR may, but need not, relate to an option. The Compensation Committee determines the terms of each SAR at the time of the grant. A SAR cannot have a term longer than ten years.

Restricted Stock

The Compensation Committee, in its discretion, may grant awards of restricted stock. A share of restricted stock is a share of our company’s stock that may not be transferred before it is vested and may be subject to such other conditions as the Compensation Committee sets forth in the agreement evidencing the award. In addition, if the Recipient terminates employment, he or she will forfeit any unvested shares. Unless the agreement granting restricted stock specifies otherwise, one third of a restricted stock award will vest on each of the first three anniversaries of the grant date. The grant or vesting of a restricted stock award may be made contingent on achievement of performance goals established by the Compensation Committee. If the Compensation Committee determines that a restricted stock award is intended to constitute “performance-based compensation” for purposes of Code Section 162(m) (see “Code Section 162(m)” below), the grant or vesting of the restricted stock award will be contingent on achievement of objective performance targets based on corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flow, residual income or any combination thereof) and/or one or more corporate, divisional or individual scientific or inventive measures.

Performance Shares

The Compensation Committee, in its discretion, may grant awards of performance shares. A performance share entitles the Recipient to receive shares of our company’s stock or to be paid the value of such shares in cash, in the Compensation Committee’s discretion, if specified performance goals are met. If the Compensation Committee determines that a performance share award is intended to constitute “performance-based compensation” for purposes of Code Section 162(m) (see “Code Section 162(m)” below), the specified performance goals will be based on the criteria listed above under “Restricted Stock.”

Amendment or Termination

Subject to applicable Nasdaq rules, the Board of Directors may amend, alter or terminate the 2008 Plan without stockholder approval. Under the Nasdaq rules, the Board of Directors may not, without stockholder approval, increase the total number of shares reserved for issuance under the 2008 Plan or make any other material changes to the 2008 Plan. In addition, no amendment, alteration or termination by the Board of Directors may adversely affect the rights of a holder of a stock incentive award without the holder’s consent. Unless terminated earlier, the 2008 Plan will terminate on April 4, 2018. Upon termination of the 2008 Plan, outstanding grants and awards made before termination will continue in accordance with their terms. However, no new grants or awards may be made following termination.

Federal Income Tax Consequences

The following discussion outlines generally the current federal income tax consequences of the 2008 Plan. Applicable tax laws and their interpretations are subject to change at any time and application of such laws may vary in individual circumstances.

Incentive Stock Options

A Recipient who is granted an incentive stock option does not recognize taxable income upon the grant or exercise of the option. However, the difference between the fair market value of our common stock on the date of exercise and the option exercise price is a tax preference item that may subject the Recipient to alternative minimum tax. A Recipient generally will receive long-term capital gain or loss treatment on the disposition of shares acquired upon exercise of the option, provided that the disposition occurs more than two years from the date the option is granted, and the Recipient holds the stock acquired for more than one year. A Recipient who disposes of shares acquired by exercise prior to the expiration of the forgoing holding periods realizes ordinary income upon the disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise and the disposition price. Any appreciation between the fair market value of the shares on the date of exercise and the disposition price is taxed to the Recipient as long or short-term capital gain, depending on the length of the holding period. To the extent the Recipient recognizes ordinary income, we receive a corresponding tax compensation deduction.

Nonqualified Stock Options

A Recipient will not recognize income upon the grant of a nonqualified option. Upon exercise, the Recipient will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the price paid for the stock. We are entitled to a tax compensation deduction equal to the ordinary income recognized by the Recipient. Any taxable income recognized by a Recipient in connection with an option exercise is subject to income and employment tax withholding. When the Recipient disposes of shares acquired by the exercise of a nonqualified option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain. Dispositions made after one year from the exercise date will be treated as long-term capital gain. Dispositions made less than one year from the exercise date will be treated as short-term capital gain.

Stock Appreciation Rights

A Recipient will not recognize income upon the grant of an SAR. Upon exercise, the Recipient will recognize ordinary income equal to the cash or fair market value of the shares of common stock received from the exercise, which will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the ordinary income recognized by the Recipient.

Restricted Stock

Generally, a Recipient will not recognize income upon the grant of restricted stock. When the shares of restricted stock vest, the Recipient will recognize ordinary income equal to the fair market value of the stock and also will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the amount of ordinary income recognized by the Recipient. A Recipient who receives a restricted stock award may elect to accelerate his or her tax obligation by submitting a Code Section 83(b) election within 30 days after the grant date, pursuant to which the Recipient will be taxed on the fair market value of the restricted stock as of the grant date, and we will receive a tax compensation deduction as of the grant date equal to the ordinary income recognized by the Recipient. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. If, after making the Section 83(b) election, the shares are forfeited, the Recipient will not be entitled to a loss deduction.

Performance Shares

A Recipient will not recognize income upon the grant of performance shares. At the time that the performance goals are achieved and the individual receives the shares or cash, he or she will recognize ordinary income equal to the cash or fair market value of common stock, or combination thereof, received, at which time the Recipient also will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the amount of ordinary income recognized by the Recipient.

Code Section 162(m)

Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the CEO and the four other most highly paid executive officers of a publicly traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the computation of the deduction limit. Options and SARs granted under the 2008 Plan are excluded from the computation of the deduction limit and the Compensation Committee can cause other awards under the 2008 Plan to be similarly excluded from the computation of the deduction limit by conditioning the grant or vesting upon specified performance goals.

Relationship Between Proposal No. 6 and Proposal No. 3

If the amendment to the 2008 Plan described in this Proposal No. 6 is approved at the Annual Meeting, but the proposal to amend our Amended and Restated Certificate of Incorporation as described in Proposal No. 3 in this proxy statement is not approved, our Board of Directors will delay implementing the amendment to the 2008 Plan until we have a sufficient number of authorized shares available to do so.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the shares present at the Annual Meeting, either in person or by proxy, and entitled to vote, is required for approval of this Proposal No. 6. For purposes of the approval of Proposal No. 6, abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL NO. 6.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors, on behalf of the Board of Directors, serves as an independent and objective party to monitor and provide general oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, the compliance by us with legal and regulatory requirements and our standards of business conduct. The Audit Committee performs these oversight responsibilities in accordance with its Amended and Restated Audit Committee Charter.

Our management is responsible for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to administer and oversee these processes.

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the audit plan, the results of their examinations, and the overall quality of our financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010 with management and with the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of our annual financial statements.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the issue of its independence from us and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2010 is compatible with maintaining the registered public accounting firm’s independence and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Each of the members of the Audit Committee is independent as defined under the standards of the SEC and NASDAQ, and meets all other requirements of NASDAQ and of such rules of the SEC.

Respectfully submitted by the Audit Committee,

Gregory Sessler, Chairman

James M. Karis

Michael D. Taylor

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during 2010 and 2009 by our CEO, our CFO and our other most highly compensated executive officers (“Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
J. Michael French,	2010	340,000	—	—	163,082	—	503,082
President, CEO and Director (3)	2009	340,000	—	—	298,848	102,000	740,848

Peter S. Garcia,	2010	310,000	—	—	46,040	45,000	401,040
CFO and Secretary (4)	2009	140,961	—	—	416,280	45,000	602,241

Barry Polisky, Ph.D.,	2010	306,248	—	—	—	—	306,248
Chief Scientific Officer (5)	2009	375,000	—	—	228,024	25,000	628,024

(1)	The amounts listed in the “Option Awards” column reflects the dollar amount of the aggregate grant date fair value, in accordance with FASB ASC Topic 718, for all option awards granted in the applicable fiscal year. The assumptions used to calculate the stock option awards value may be found in Note 6 to our audited Consolidated Financial Statements, which is in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The dollar amounts do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers.
(2)	The amounts listed in the “All Other Compensation” column are relocation allowances in the amount of $102,000 to Mr. French in 2009 and $45,000 to Mr. Garcia in each of 2009 and 2010, and a $25,000 signing bonus for Dr. Polisky in 2009.
(3)	Mr. French joined our company as CEO on June 23, 2008, became a Director on September 11, 2008 and became President on October 1, 2008. The amount listed under “All Other Compensation” for 2009 represents a relocation allowance in the amount of $102,000 approved by the Compensation Committee.
(4)	Mr. Garcia joined our company as CFO effective July 13, 2009. Effective August 1, 2010, the annual base salary payable to Mr. Garcia was increased from $300,000 to $324,000. The amounts listed under “All Other Compensation” for 2009 and 2010 represent relocation allowances in the amounts of $45,000 for each of 2009 and 2010 approved by the Compensation Committee.
(5)	Dr. Polisky joined our company as Chief Scientific Officer on January 2, 2009. Effective September 1, 2010, Dr. Polisky began working a reduced schedule and, in connection therewith, his compensatory arrangement was adjusted so that he would receive, in lieu of a base annual salary of $375,000, an hourly salary of $180.29 (i.e., the same hourly rate that was effective per Dr. Polisky’s employment agreement) covering actual hours worked. The amount listed under “All Other Compensation” for 2009 represents a signing bonus in the amount of $25,000.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. These agreements are summarized below and provide that such executive officers shall receive certain payments from us in the event of certain change of control or termination events. For a description of the potential payments upon termination or change of control to be paid to our Named Executive Officers, please see “Potential payments upon termination or change in control arrangements” and “2010 Potential Payments upon Termination or Change in Control Tables” below.

J. Michael French

On June 10, 2008, we entered into an employment agreement (the “French Agreement”) with J. Michael French pursuant to which Mr. French will serve as our Chief Executive Officer for a term beginning on

June 23, 2008 and ending on June 9, 2011. Thereafter, the term of the French Agreement shall be deemed to continue on a quarter-to-quarter basis, provided that Mr. French remains in full-time employment by our company at that time. We intend to enter into a new employment agreement with Mr. French concurrent with our finalization of the incentive compensation structure for our employees, which we anticipate will occur once we have additional shares available for issuance under our employee incentive plans.

Mr. French was elected President effective October 1, 2008, and became a Director after election by the Board on September 11, 2008. A copy of the French Agreement was filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2008.

Pursuant to the French Agreement, Mr. French is entitled to annual base compensation of $340,000, with any increase in base compensation to be set by the Board from time to time as determined by the Board or the Compensation Committee thereof, with the target for each year being the 50th percentile of the Radford survey. He is also eligible to receive annual performance-based incentive cash compensation, with the targeted amount of such incentive cash compensation being 40% of his annual base compensation for the year, but with the actual amount to be determined by the Board or the Compensation Committee. Mr. French also received a relocation allowance in the amount of $102,000.

Under the French Agreement, we granted options to Mr. French to purchase up to 315,000 shares of common stock. The options have a term of 10 years beginning on June 23, 2008, and vest according to the following schedule:

•	105,000 options became exercisable on June 23, 2009 at an exercise price equal to $5.08 per share, which was the closing price of the common stock on the NASDAQ Global Market on June 23, 2008;

•

26,250 options vested on each of September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010 (for an aggregate of 105,000 options during such period) at an exercise price equal to $9.08 per share; and

•

26,250 options vested or will vest, as applicable, on each of September 10, 2010, December 10, 2010, March 10, 2011 and June 9, 2011 (for an aggregate of 105,000 options during such period) at an exercise price equal to $13.08 per share.

If Mr. French’s employment is terminated without cause or he chooses to terminate his employment for good reason, all of Mr. French’s options that are outstanding on the date of termination shall be fully vested and exercisable upon such termination and shall remain exercisable for the remainder of their terms. In addition, he will receive (i) base salary, (ii) incentive cash compensation determined on a pro-rated basis as to the year in which the termination occurs, (iii) pay for accrued but unused paid time off, and (iv) reimbursement for expenses through the date of termination, plus an amount equal to 12 months of his specified base salary at the rate in effect on the date of termination.

If Mr. French’s employment is terminated for cause or he chooses to terminate his employment other than for good reason, vesting of the options shall cease on the date of termination and any then unvested options shall terminate, however the then-vested options shall remain vested and exercisable for the remainder of their respective terms. He will also receive salary, a pro-rated amount of incentive cash compensation for the fiscal year in which the termination occurs, pay for accrued but unused paid time off, and reimbursement of expenses through the date of termination.

If Mr. French’s employment is terminated due to death or disability, Mr. French or his estate, as applicable, is entitled to receive (i) salary, reimbursement of expenses, and pay for accrued but unused paid time off; (ii) incentive cash compensation determined on a pro-rated basis as to the year in which the termination occurs; and (iii) a lump sum equal to base salary at the rate in effect on the date of termination for the lesser of (a) twelve (12) months and (b) the remaining term of the French Agreement at the time of such termination. In addition, vesting of all of Mr. French’s options that are outstanding on the date of termination shall cease, and any then vested options shall remain exercisable as specified in the applicable grant agreements.

If Mr. French’s employment is terminated by us (other than for cause) or by Mr. French (for good reason), and in either case other than because of death or disability, during the one-year period following a change in control of our company, then Mr. French will be entitled to receive as severance: (i) salary, expense reimbursement and pay for unused paid time off through the date of termination; (ii) a lump-sum amount equal to the greater of (x) twelve (12) months of base salary, and (y) the balance of his base salary to the end of the term of the French Agreement, in each case at the rate in effect on the date of termination; (iii) the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis); and (iv) an additional lump-sum payment equal to fifty percent (50%) of his base salary for such year. In addition, all of Mr. French’s outstanding stock options shall be fully vested and exercisable upon a change of control and shall remain exercisable as specified in the option grant agreements.

Pursuant to the French Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization, merger or consolidation, or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such transaction hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board as currently constituted, provided that under most circumstances any individual approved by a majority of the incumbent Board shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us. As a result of the Waiver Agreement that Mr. French entered into with us on March 31, 2010, Mr. French waived any and all right, title, claim and interest that he may have to receive any payments or accelerated vesting of equity awards under the French Agreement or under any equity compensation plan of our company, in each case as a result of our merger with Cequent Pharmaceuticals being deemed a change of control.

The French Agreement also provides that we will, in connection with each election of our directors during the term of the French Agreement, nominate, recommend and use our best efforts to cause the election to the Board of Directors of Mr. French. In general, Mr. French has agreed not to compete with us for six months following the end of the employment term or to solicit our partners, clients or employees for one year following the end of the employment term. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

Peter S. Garcia

In connection with his appointment as Chief Financial Officer, we entered into an employment agreement (the “Garcia Agreement”) with Mr. Garcia pursuant to which he will serve as our Chief Financial Officer for a three year term beginning on July 13, 2009. Mr. Garcia was subsequently elected Secretary effective August 11, 2009. A copy of the Garcia Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated July 13, 2009.

Pursuant to the Garcia Agreement, Mr. Garcia is entitled to annual base compensation of $300,000, with any increase in base compensation to be set by the Board of Directors and/or the Chief Executive Officer from time to time as determined by the Board of Directors and/or the Chief Executive Officer. On July 28, 2010, the Board of Directors approved an increase to the annual base salary payable to Mr. Garcia from $300,000 to $324,000, effective August 1, 2010. Mr. Garcia is also eligible to receive annual incentive cash compensation, with a target of 30% of his annual base compensation for the year, with the actual amount to be determined by the Board of Directors and/or the Chief Executive Officer.

Moreover, we agreed to pay Mr. Garcia a total of $90,000 in connection with his relocation to the Seattle, Washington metropolitan area, which amount was paid in two payments of $45,000 each through our regular payroll practices on September 15, 2009 and January 29, 2010. We also reimbursed Mr. Garcia for his reasonable travel expenses from his home residence in Palo Alto, California to our headquarters in Bothell, Washington until September 2, 2009. Under the Garcia Agreement, we granted to Mr. Garcia options to purchase up to 90,000 shares of the common stock. The options have a term of 10 years beginning on July 13, 2009, and vest according to the following schedule:

•	30,000 options vested and became exercisable on July 13, 2010 at an exercise price of $5.56 per share;

•

7,500 options vested and became exercisable, or will vest and become exercisable, as applicable, on each of October 13, 2010, January 13, 2011, April 13, 2011 and July 13, 2011 (for an aggregate 30,000 options during such period) at an exercise price of $9.56 per share; and

•

7,500 options will vest and become exercisable on each of October 13, 2011, January 13, 2012, April 13, 2012 and July 12, 2012 (for an aggregate 30,000 options during such period) at an exercise price of $13.56 per share.

If we terminate Mr. Garcia’s employment without cause, or Mr. Garcia terminates his employment for good reason, then (i) Mr. Garcia shall be entitled to receive base salary, incentive cash compensation if performance targets established have been met (determined on a pro-rated basis as to the year in which the termination occurs), pay for accrued but unused paid time off, and reimbursement for expenses through the termination date, (ii) Mr. Garcia shall be entitled to receive a lump sum equal to twelve (12) months of Mr. Garcia’s specified base salary at the rate in effect on the termination date, and (iii) all common stock purchase options granted to Mr. Garcia shall be fully vested and exercisable upon such termination and shall remain exercisable in accordance with the grant agreements.

If we terminate Mr. Garcia’s employment for cause or Mr. Garcia terminates his employment other than for good reason, then (i) Mr. Garcia shall be entitled to receive salary, pay for accrued but unused paid time off, and reimbursement of expenses through the termination date, (ii) the vesting of any outstanding options shall cease on the termination date and (iii) any then un-vested outstanding options shall terminate (with the then-vested outstanding options vested and exercisable as specified in the option grant agreements). If Mr. Garcia’s employment is terminated due to death or disability, Mr. Garcia (or his estate or legal representative as the case may be) shall be entitled to receive (i) salary, reimbursement of expenses and pay for any unused paid time off accrued through the termination date, (ii) a pro-rated amount of incentive cash compensation for the fiscal year in which the termination date occurs and (iii) a lump sum equal to base salary at the rate in effect on the termination date for the lesser of (x) twelve (12) months and (y) the remaining portion of the initial employment term on the termination date. In addition, vesting of any outstanding options shall cease on the termination date, and any then un-vested outstanding options shall terminate (with the then-vested outstanding options vested and exercisable as specified in the option grant agreements).

In general, Mr. Garcia has agreed: (i) not to compete with our company during the employment term and for twelve (12) months thereafter, (ii) not to solicit any of our partners, consultants, certified research organizations, principal vendors, licensees or employees for twelve (12) months following the end of the employment term, and (iii) not to solicit or accept business from, or perform or supervise the performance of any services related to such business from, certain of our clients, former clients and prospective clients during the employment term and for twelve (12) months thereafter. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

If Mr. Garcia’s employment is terminated either by us or by Mr. Garcia (other than because of Mr. Garcia’s death or disability) following the occurrence of a change of control of our company (as defined in the Garcia Agreement) and the date of such termination is prior to July 13, 2012 and within one (1) year following the occurrence of such change of control, then Mr. Garcia shall be entitled to receive from our company, in lieu of the severance payment otherwise payable pursuant to the Garcia Agreement, salary, expense reimbursement and pay for unused paid time off through the termination date. In addition, Mr. Garcia shall be entitled to receive a lump sum amount equal to twelve (12) months of his specified base salary under the Garcia Agreement, and the amount of his incentive cash compensation for the fiscal year in which the termination occurs (determined on a pro-rata basis), plus an additional lump-sum amount equal to 30% of his base salary for such year. Furthermore, notwithstanding the vesting and/or exercisability provisions otherwise applicable to outstanding options, all such stock options shall be fully vested and exercisable upon a change of control and shall remain exercisable as specified in the option grant agreements, and subject to our right to direct the sale of shares in connection with a change of control.

As a result of the Waiver Agreement that Mr. Garcia entered into with us on March 31, 2010, Mr. Garcia waived any and all right, title, claim and interest that he may have to receive any payments or accelerated vesting of equity awards under the Garcia Agreement or under any equity compensation plan of our company, in each case as a result of our merger with Cequent Pharmaceuticals being deemed a change of control.

Barry Polisky, Ph.D.

On October 27, 2008, we entered into an employment agreement (the “Polisky Agreement”) with Dr. Polisky, pursuant to which Dr. Polisky serves as our Chief Scientific Officer for a term beginning on January 2, 2009 (the “Effective Date”) and ending on January 3, 2012. A copy of the Polisky Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated October 27, 2008.

Pursuant to the Polisky Agreement, Dr. Polisky is entitled to annual base compensation of $375,000, with any increase in base compensation to be set by the Board of Directors from time to time as determined by the Board. Effective September 1, 2010, Dr. Polisky began working a reduced schedule and, in connection therewith, his compensatory arrangement was adjusted so that he would receive, in lieu of a base annual salary of $375,000, an hourly salary of $180.29 (i.e., the same hourly rate that was effective per the Polisky Agreement) covering actual hours worked. All other terms and conditions of the Polisky Agreement remain in effect. Upon entering into the Polisky Agreement, Dr. Polisky became entitled to receive a one-time signing bonus of $25,000 payable within 30 days of the Effective Date. In addition, Dr. Polisky is eligible to receive annual incentive cash compensation of up to 40 percent of his annual base compensation for the year, with the actual amount to be determined by the Board of Directors or the Compensation Committee.

Under the Polisky Agreement, Dr. Polisky was granted options to purchase up to 90,000 shares of common stock. Dr. Polisky’s options have a term of 10 years beginning on the Effective Date, and vest according to the following schedule:

•	30,000 options vested and became exercisable on January 4, 2010 at an exercise price of $1.40 per share;

•

7,500 options vested and became exercisable on each of April 2, 2010, July 2, 2010, October 2, 2010 and January 3, 2011 (for an aggregate 30,000 options during such period) at an exercise price equal to $5.40 per share; and

•

7,500 options vested and became exercisable, or will vest and become exercisable, as applicable, on each of April 2, 2011, July 2, 2011, October 2, 2011 and January 3, 2012 (for an aggregate 30,000 options during such period) at an exercise price equal to $9.40 per share.

If Dr. Polisky’s employment is terminated without cause, or upon the expiration of any employment period we fail to offer to renew or extend the employment period (other than if Dr. Polisky shall then have reached our mandatory retirement age), or Dr. Polisky chooses to terminate his employment for good reason, (i) all options granted to Dr. Polisky pursuant to the Polisky Agreement shall be fully vested and exercisable upon such termination and shall remain exercisable in accordance with the grant agreements and (ii) Dr. Polisky will receive an amount equal to 12 months of his specified base salary at the rate in effect on the date of termination.

If Dr. Polisky’s employment is terminated for cause or Dr. Polisky chooses to terminate his employment other than for good reason, vesting of the options shall cease on the date of termination and any then unvested options shall terminate, however the then-vested options shall remain vested and exercisable in accordance with the grant agreements. Regardless of the nature of his separation from our company, Dr. Polisky will also receive salary, a pro-rated amount of incentive cash compensation for the fiscal year in which the termination occurs, pay for accrued but unused paid time off, and reimbursement of expenses through the date of termination.

In general, Dr. Polisky has agreed not to compete with our company for six months following the end of the employment term or to solicit our partners, vendors or employees for one year following the end of the employment term, unless such employment is terminated by us without cause or by Dr. Polisky for good reason. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2010:

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name		Exercisable	Unexercisable
J. Michael French	(1)	105,000	—	—	$5.08	6/23/18	—	—	—	—
	(2)	105,000	—	—	$9.08	6/23/18	—	—	—	—
	(3)	52,500	52,500	—	$13.08	6/23/18	—	—	—	—
	(4)	20,000	—	—	$6.08	5/20/19	—	—	—	—
	(5)	10,000	30,000	—	$6.08	5/20/19	—	—	—	—
	(6)	—	79,700	—	$2.45	10/14/20	—	—	—	—

Peter S. Garcia	(7)	30,000	—	—	$5.56	7/13/19	—	—	—	—
	(8)	7,500	22,500	—	$9.56	7/13/19	—	—	—	—
	(9)	—	30,000	—	$13.56	7/13/19	—	—	—	—
	(10)	—	22,500	—	$2.45	10/14/20	—	—	—	—

Barry Polisky, Ph.D.	(11)	30,000	—	—	$1.40	1/2/19	—	—	—	—
	(12)	22,500	7,500	—	$5.40	1/2/19	—	—	—	—
	(13)	—	30,000	—	$9.40	1/2/19	—	—	—	—
	(14)	10,000	—	—	$6.08	5/20/19	—	—	—	—
	(15)	5,000	15,000	—	$6.08	5/20/19	—	—	—	—

(1)	The options became exercisable on June 23, 2009.
(2)	The options vested in four equal quarterly increments on September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010.
(3)	The options vest in four equal quarterly increments on September 10, 2010, December 10, 2010, March 10, 2011 and June 10, 2011.
(4)	The options vested on May 20, 2010.
(5)	The options vest in eight equal quarterly increments on August 20, 2010, November 20, 2010, February 20, 2011, May 20, 2011, August 20, 2011, November 20, 2011, February 20, 2012 and May 20, 2012.
(6)	One-third of the options shall vest on October 14, 2011. The remaining options shall vest quarterly in equal installments during the two-year period commencing after October 14, 2011.
(7)	The options vested on July 13, 2010.
(8)	The options vest in four equal quarterly increments on October 13, 2010, January 13, 2011, April 13, 2011 and July 13, 2011.
(9)	The options vest in four equal quarterly increments on October 13, 2011, January 13, 2012, April 13, 2012 and July 12, 2012.
(10)	One-third of the options shall vest on October 14, 2011. The remaining options shall vest quarterly in equal installments during the two-year period commencing after October 14, 2011.
(11)	The options vested on January 4, 2010.
(12)	The options vest in four equal quarterly increments on April 2, 2010, July 2, 2010, October 2, 2010 and January 3, 2011.

(13)	The options vest in four equal quarterly increments on April 2, 2011, July 2, 2011, October 2, 2011 and January 3, 2012.
(14)	The options vested on May 20, 2010.
(15)	The options vest in eight equal quarterly increments on August 20, 2010, November 20, 2010, February 20, 2011, May 20, 2011, August 20, 2011, November 20, 2011, February 20, 2012 and May 20, 2012.

Option repricings

We have not engaged in any option repricings or other modifications to any of our outstanding equity awards to our Named Executive Officers during fiscal year 2010.

Potential payments upon termination or change in control arrangements

The discussion below sets forth the potential termination or change-in-control payments that would be due to our Named Executive Officers upon the occurrence of certain specified events. All information described below is presented as if a triggering event occurred on December 31, 2010. Please see “Employment Agreements” above for a description of the severance and change in control arrangements for our Named Executive Officers. Each of our Named Executive Officers will be eligible to receive severance payments only if each officer signs a general release of claims. The Compensation Committee, as plan administrator of our Stock Option Plans, has the authority to provide for accelerated vesting of options or restricted stock held by our Named Executive Officers and any other person in connection with certain changes in control of our company.

In the employment agreements that we have entered into with our Named Executive Officers, subject to certain exceptions, a change in control is generally defined as (i) the acquisition by any individual, entity or group of 40% or more of our voting securities, (ii) our reorganization, merger or consolidation, or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such transaction hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board as currently constituted, provided that under most circumstances any individual approved by a majority of the incumbent Board shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of our company.

As a result of the Waiver Agreements that each of Mr. French, Mr. Garcia and Dr. Polisky entered into with us on March 31, 2010 in connection with the signing of our merger agreement with Cequent Pharmaceuticals, each such Named Executive Officer waived any and all right, title, claim and interest that they may have to receive any payments or accelerated vesting of equity awards under their respective employment agreements with our company or under any equity compensation plan of our company, in each case as a result of our merger with Cequent Pharmaceuticals being deemed a change of control.

Estimated payments and benefits upon termination

The amount of compensation and benefits payable to each Named Executive Officer on December 31, 2010 under various termination events and circumstances has been estimated in the table below. The amounts shown assume that such termination was effective as of December 31, 2010, our last business day of 2010, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executive officers upon their termination. Amounts under equity awards are determined based on the closing price of our common stock on December 31, 2010, which was $1.55 per share. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from our company.

Unless otherwise provided by our plan administrator in grant agreements or in employment contracts with our Named Executive Officers, upon termination of a participant’s employment or service, participants generally will forfeit any outstanding awards, except that a participant will have (i) 90 days (but in no event after the original expiration date of the award) following termination of employment or service to exercise any then-vested options and (ii) the earlier of one year or the original expiration of the grant if termination of employment or service is as a result of the participant’s disability or death. In the event of the death or disability of a Named

Executive Officer, the Named Executive Officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. The terms “cause”, “good reason”, “change of control” and “disability” have the meanings given to such terms in the employment agreements with our Named Executive Officers.

2010 Potential Payments Upon Termination or Change in Control Table

	Involuntary Not For Cause Termination or For Good Reason	Voluntary or For Cause	Death or Disability	Termination following Change-in-Control
Mr. French
Lump-sum payment	$340,000	$—	$149,041	$510,000
Accrued Vacation	32,692	32,692	32,692	32,692
Bonus	136,000	136,000	136,000	136,000
Stock Options	—	—	—	—
Cobra reimbursement	14,310	—	14,310	—

Total	$523,002	$168,692	$332,043	$678,692

Mr. Garcia
Lump-sum payment	$324,000	$—	$324,000	$421,200
Accrued Vacation	16,943	16,943	16,943	16,943
Bonus	97,200	—	97,200	97,200
Stock Options	—	—	—	—
Cobra reimbursement	21,043	—	—	—

Total	$459,186	$16,943	$438,143	$535,343

Dr. Polisky
Lump-sum payment	$173,070	$—	$173,070	$262,490
Accrued Vacation	11,364	11,364	11,364	11,364
Bonus	122,499	122,499	122,499	122,499
Stock Options	—	—	—	—
Cobra reimbursement	7,368	—	—	—

Total	$314,301	$133,863	$306,933	$396,353

Lump Sum Payment: The lump sum payments represent contractual payments due to the named executives in accordance with their employment contracts based upon their base salaries in effect as of December 31, 2010:

•

The amounts of $340,000 and $149,041 for Mr. French represent either: (i) in the case of termination without cause or for good reason, one year’s pay at the rate in effect on December 31, 2010; (ii) in the case of death or disability, the amount due through June 9, 2011, the end of his employment contract; or (iii) in the case of a termination following a change-in-control, an amount equal to 150% of one year’s pay at the rate in effect on December 31, 2010.

•

The amounts of $324,000 and $421,200 for Mr. Garcia represent either: (i) in the case of termination without cause or for good reason, or in the case of death or disability, one year’s pay at the rate in effect on December 31, 2010 or (ii) in the case of a termination following a change-in-control, an amount equal to 130% of one year’s pay at the rate in effect on December 31, 2010.

•

The amounts of $173,070 and $262,490 for Dr. Polisky represent either: (i) in the case of termination without case or for good reason, or in the case of death or disability, one year’s pay at the rate in effect on December 31, 2010 or (ii) in the case of a termination following a change-in-control, the amount due through January 3, 2012, the end of his employment contract, plus an additional amount equal to 50% of one year’s pay at the rate in effect on December 31, 2010.

Accrued Vacation: Accrued vacation amounts represent the unpaid days of personal time off accrued for each named executive officer as of December 31, 2010.

Bonus: All bonus amounts are based upon employment contracts, and are calculated using base salaries in effect as of December 31, 2010. Bonus amounts are 40% of base salary for each of Mr. French and Dr. Polisky, and 30% of base salary for Mr. Garcia.

Stock Options: Stock option amounts are valued at $1.55, the closing price on December 31, 2010, less the applicable option exercise price, multiplied by the number of outstanding unvested options assumed to vest on such date. As of December 31, 2010, none of the unvested outstanding options held by the Named Executive Officers were in-the-money and vested outstanding options to purchase up to 30,000 shares of common stock were in-the-money, all of which were held by Dr. Polisky.

Cobra Reimbursement: Cobra reimbursements represent twelve months of continued company contributions for employer-paid medical insurance.

Compensation of Directors

2010 Director Compensation Table

The following Director Compensation Table sets forth information concerning compensation for services rendered by our non- employee directors for fiscal year 2010:

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)	Option Awards ($)(2)		All Other Compensation ($)	Total ($)
Current Directors
James M. Karis	$17,000		—	$28,520	(4)	—	$45,520
Chiang J. Li, M.D.	17,000		—	28,520	(5)	—	45,520
Peter D. Parker (12)	17,000	(13)	—	28,520	(6)	—	45,520
Gregory Sessler	19,125	(14)	—	32,085	(7)	—	51,210
Michael D. Taylor, Ph.D.	17,000		—	28,520	(8)	—	45,520

Subtotal	$87,125		—	$146,165		—	$233,290

Former Directors (3)
Daniel Peters (9)	$—		—	—		—	$—
James E. Rothman (10)	—		—	—		—	—
Bruce R. Thaw (11)	—		—	—		—	—

Subtotal	—		—	—		—	—

Total	$87,125		—	$146,165		—	$233,290

(1)	The amounts set forth in this column reflect 50% of the annual cash retainer to be paid to the members of our Board of Directors, which amounts were paid in 2010. The remaining portion of the annual cash retainer will be paid prior to the end of the second quarter of 2011.
(2)	Reflects the dollar amount of the aggregate grant date fair value of the option awards granted to the directors in 2010, in accordance with FASB ASC Topic 718. The assumptions used to calculate the stock option awards value may be found in Note 6 to the Consolidated Financial Statements, Part II, Item 8 of our Annual Report on Form 10-K.
(3)	Mr. Peters, Dr. Rothman and Mr. Thaw resigned as directors of our company on July 21, 2010, at which time Dr. Li, Mr. Parker and Dr. Taylor were appointed to serve as members of our Board of Directors.
(4)	Represents the total grant date fair value of options to purchase 11,500 shares of common stock granted to Mr. Karis on July 21, 2010. As of December 31, 2010, Mr. Karis held options to purchase 20,125 shares of common stock.

(5)	Represents the total grant date fair value of options to purchase 11,500 shares of common stock granted to Dr. Li on July 21, 2010. As of December 31, 2010, Dr. Li held options to purchase 69,564 shares of common stock.
(6)	Represents the total grant date fair value of options to purchase 11,500 shares of common stock granted to Mr. Parker on July 21, 2010. On April 14, 2011, Mr. Parker received an additional grant of options to purchase 3,594 shares of common stock at an exercise price of $0.55 per share in connection with his service as co-Chairman of the Board. As of December 31, 2010, Mr. Parker held options to purchase 206,323 shares of common stock.
(7)	Represents the total grant date fair value of options to purchase 12,938 shares of common stock granted to Mr. Sessler on July 21, 2010. On April 14, 2011, Mr. Sessler received an additional grant of options to purchase 3,594 shares of common stock at an exercise price of $0.55 per share in connection with his service as co-Chairman of the Board. As of December 31, 2010, Mr. Sessler held options to purchase 40,875 shares of common stock.
(8)	Represents the total grant date fair value of options to purchase 11,500 shares of common stock granted to Dr. Taylor on July 21, 2010. As of December 31, 2010, Dr. Taylor held options to purchase 21,888 shares of common stock.
(9)	As of December 31, 2010, Mr. Peters held options to purchase 22,750 shares of common stock.
(10)	As of December 31, 2010, Dr. Rothman held options to purchase 48,842 shares of common stock, including vested options to purchase 26,092 shares of common stock granted to him in connection with his service on our Scientific Advisory Board.
(11)	As of December 31, 2010, Mr. Thaw held options to purchase 47,687 shares of common stock.
(12)	The amounts set forth in this table for Mr. Parker do not reflect severance amounts that have been, and are continuing to be, paid to him by us pursuant to his employment agreement with Cequent Pharmaceuticals. As a result of our merger with Cequent, we assumed Mr. Parker’s employment agreement from Cequent, and he became an employee of our company. When Mr. Parker’s employment with our company was terminated on July 31, 2010, Mr. Parker became entitled to receive: (i) $325,000 of base salary, payable over 12 months, of which $189,583 was paid in 2010; (ii) $66,354 of incentive cash compensation, payable over seven months, of which $47,396 was paid in 2010; (iii) accrued vacation in the amount of $6,250, all of which was paid in 2010 ; and (iv) $11,400 of Cobra reimbursements, payable over 12 months, of which $4,750 was paid in 2010. In addition, options to purchase 82,859 shares of our common stock immediately vested and became exercisable upon the termination of Mr. Parker’s employment, which options had an aggregate fair value on the date of termination of $211,003, calculated in accordance with FASB ASC Topic 718. The aggregate value of Mr. Parker’s severance arrangement, including the fair value of accelerated options, was $620,007.
(13)	Mr. Parker will be paid an additional $10,625 in connection with his service as co-Chairman of the Board prior to the end of the second quarter of 2011.
(14)	Mr. Sessler will be paid an additional $10,625 in connection with his service as co-Chairman of the Board prior to the end of the second quarter of 2011.

J. Michael French, current director, President and CEO, has not been included in the Director Compensation Table because he is a Named Executive Officer and does not receive any additional compensation for services provided as a director.

For 2010, the annual cash retainer and annual equity grant for non-employee members of the Board of Directors are as follows:

Annual Cash Retainer: The annual cash retainer is: (i) $25,500 for non-employee members of the Board, (ii) $12,750 for the Chairman of the Audit Committee, (iii) $8,500 for the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee, the Chairman of the Deal Committee and the Scientific Advisor to the Board, and (iv) $21,250 for the Chairman of the Board.

Annual Equity Grant: The annual equity grant is: (i) 8,625 options to non-employee members of the Board, (ii) 4,313 options to the Chairman of the Audit Committee, (iii) 2,875 options to the chairman of the Compensation

Committee, the Chairman of the Nominating and Corporate Governance Committee, the Chairman of the Deal Committee and the Scientific Advisor to the Board, and (iv) 7,188 options to the Chairman of the Board.

The Nominating and Corporate Governance Committee recommended, and the Board approved, the above-described director compensation after reviewing the compensation practices of other companies of comparable size in our peer group, and after considering general economic conditions.

Directors’ Stock Compensation Plans. We maintain three compensation plans under which equity compensation awards may be made to directors: the Marina Biotech, Inc. 2002 Stock Option Plan (the “2002 Plan”), the Marina Biotech, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) and the Marina Biotech, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). References to the “Director Option Plans” herein refer to the 2002 Plan, the 2004 Plan and the 2008 Plan, collectively. It is our current practice that, upon becoming a member of the Board of Directors, each non-employee director may receive a discretionary award of options to purchase common stock as is determined at such time by the Compensation Committee of the Board of Directors. The discretionary stock option grants under the Director Option Plans are made at an exercise price per share of no less than the “fair market value” (as defined under the Director Option Plans) of a share of common stock on the date the option is granted, and are generally subject to a vesting period determined by the Compensation Committee in accordance with the applicable Director Option Plan. The Compensation Committee may make additional discretionary grants to eligible directors, consistent with the terms of the Director Option Plans. The Board of Directors may amend, suspend or terminate the Director Option Plans at any time, except that prior approval of our stockholders must be obtained pursuant to applicable NASDAQ rules for any amendments that would constitute a material revision to any of the Director Option Plans, and certain changes require the consent of the affected grantees. In 2010, 58,938 options were granted to the non-employee members of the Board of Directors pursuant to the Director Option Plans. The stock options were granted on July 21, 2010 when the fair market value of the common stock was $2.9824 per share.

Transactions with Related Persons, Promoters and Certain Control Persons

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002 and NASDAQ rules. Our Code of Business Conduct and Ethics requires that all employees, including officers and directors, disclose to the CFO the nature of any company business that is conducted with any related party of such employee, officer or director (including any immediate family member of such employee, officer or director, and any entity owned or controlled by such persons). If the transaction involves an officer or director of our company, the CFO must bring the transaction to the attention of the Audit Committee, which must review and approve the transaction in writing in advance. In considering such transactions, the Audit Committee takes into account the relevant available facts and circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides aggregate information as of December 31, 2010 with respect to all of the compensation plans under which our common stock is authorized for issuance, including the Amended and Restated 2000 Nonqualified Stock Option Plan (the “2000 Plan”), the 2002 Plan, the 2004 Plan, the 2008 Plan and the 2007 Employee Stock Purchase Plan (the “ESPP”), along with options granted outside of our equity compensation plans.

	(a)		(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	1,759,979	(1)(4)	$7.48	1,078,895	(3)
Equity compensation plans not approved by security holders	347,490	(2)	$11.15	—

Total	2,107,469		$8.08	1,078,895

(1)	Consists of: (i) 305,465 shares of common stock underlying awards made pursuant to the 2002 Plan; (ii) 353,557 shares of common stock underlying awards made pursuant to the 2004 Plan and (iii) 1,100,957 shares of common stock underlying awards made pursuant to the 2008 Plan.
(2)	Consists of 72,500 shares of common stock underlying awards made pursuant to the 2000 Plan and 274,990 shares of common stock underlying options awarded to J. Michael French, CEO and President, as an inducement to enter into his employment contract with us in June 2008. Under the 2000 Plan, we are authorized to grant non-qualified stock options to purchase a maximum of 250,000 shares of common stock (subject to adjustment in the event of stock splits, stock dividends, recapitalization and other capital adjustments) to our employees, officers, directors and consultants. The Board of Directors has delegated authority to the Compensation Committee to serve as administrator of the 2000 Plan. The Compensation Committee has discretion as to the persons to be granted options, the number of shares subject to the options and the vesting schedules of the options. The 2000 Plan also provides that options shall be exercisable during a period of no more than ten years from the date of grant, and that the option exercise price shall be at least equal to 100% of the fair market value of the common stock on the date of grant.
(3)	Includes 72,891 shares of common stock available for future issuance under the ESPP.
(4)	This table does not include equity awards that have been assumed by us in connection with our acquisition of Cequent Pharmaceuticals, Inc. As of December 31, 2010, an additional 533,590 shares of our common stock were subject to outstanding stock options assumed in connection with our acquisition of Cequent Pharmaceuticals, Inc., with a weighted average exercise price of $2.36 per share. We will not make any future grants of equity awards under this assumed equity compensation plan.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold our 2012 annual meeting of stockholders in June 2012. To be considered for inclusion in our notice of annual meeting and proxy statement for, and for presentation at, the 2012 annual meeting of our stockholders, a stockholder proposal must be received by the Corporate Secretary, Marina Biotech, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, no later than February 8, 2012, and must otherwise comply with applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Exchange Act.

Our Bylaws require advance notice of any proposal by a stockholder intended to be presented at an annual meeting that is not included in our notice of annual meeting and proxy statement because it was not timely submitted under the preceding paragraph, or made by or at the direction of any member of the Board of Directors, including any proposal for the nomination for election as a director. To be considered for such presentation at the 2012 annual meeting of our stockholders, any such stockholder proposal must be received by the Corporate Secretary, Marina Biotech, Inc., no earlier than March 16, 2012 and no later than April 30, 2012, and discretionary authority may be used if untimely submitted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and with NASDAQ. Such persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2010, the Reporting Persons met all applicable Section 16(a) filing requirements.

OTHER MATTERS

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, including the financial statements. Requests for copies of such Annual Report on Form 10-K should be directed to Peter S. Garcia, Secretary, Marina Biotech, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021.

Our Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

It is important that the proxies be returned promptly and that your shares are represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By order of the Board of Directors,

Peter S. Garcia

Secretary

June     , 2011

Bothell, Washington

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees:
01	J. Michael French 02 James M. Karis 03 Peter D. Parker 04 Gregory Sessler 05 Michael D. Taylor, Ph. D
The Board of Directors recommends you vote FOR proposals 2 through 6:						For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.					☐	☐	☐

3.	Approval of the proposal to amend our amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 90,000,000 to 180,000,000.					☐	☐	☐

4.	Approval of the proposal to amend our amended and restated certificate of incorporation to effect a reverse stock split, at a time in the future, and in such ratio between a one-for-two and one-for-ten reverse stock split, to be determined by our Board of Directors to be in the best interest of Marina Biotech, Inc.					☐	☐	☐

5.	Approval of the proposal to amend our 2007 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder from 150,000 to 650,000.					☐	☐	☐

6.	Approval of the proposal to amend our 2008 Stock Incentive Plan to increase the number of shares available for issuance thereunder from 2,125,000 to 8,125,000.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
JOB #
Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owner)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

MARINA BIOTECH, INC. Annual Meeting of Stockholders July 14, 2011 10:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) J. Michael French and Peter S. Garcia, or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Marina Biotech, Inc. (the “Company”) to be held at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036, on Thursday, July 14, 2011, at 10:00 a.m., Eastern Daylight Time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposal numbers 1, 2, 3, 4, 5 and 6. Any prior proxies are hereby revoked.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side